 Filed Pursuant to Rule 424(b)(5)
 Registration File No. 333-255119
PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 8, 2021
Brookfield Renewable Partners L.P.
$248,870,000
8,200,000 Limited Partnership Units
This offering (this “Offering”) of limited partnership units (the “LP Units”) of Brookfield Renewable Partners L.P. (the “Partnership” and collectively with its subsidiary entities and operating entities (“Brookfield Renewable”) under this prospectus supplement (this “Prospectus Supplement”) consists of 8,200,000 LP Units (collectively, with the LP Units issuable upon exercise of the Over-Allotment Option (as defined below), the “Offered LP Units”) at a price of $30.35 per Offered LP Unit (the “Offering Price”). The first distribution in which the purchasers of Offered LP Units will be eligible to participate, if they continue to own the Offered LP Units, will be for the distribution expected to be payable on or about September 29, 2023.
Concurrent with the closing of this Offering, a subsidiary of Brookfield Reinsurance Ltd. (Brookfield Reinsurance Ltd. together with its subsidiaries, collectively, “BNRE”) will, pursuant to an exemption from the Canadian prospectus and U.S. prospectus registration requirements (the “Concurrent Unit Private Placement”), purchase 5,148,270 LP Units at a price of $29.136 per LP Unit, representing the Offering Price per Offered LP Unit net of underwriting commissions payable by the Partnership. See “Concurrent Unit Private Placement”.
Concurrent with this Offering, Brookfield Renewable Corporation (“BEPC”) is also offering (the “Concurrent BEPC Offering”) 7,430,000 class A exchangeable subordinate voting shares (the “Exchangeable Shares”) of BEPC at a price of $33.80 per Exchangeable Share under separate U.S. and Canadian prospectus supplements dated June 13, 2023. The closing of the Concurrent BEPC Offering is expected to occur on or about June 16, 2023. The aggregate gross proceeds of this Offering and the Concurrent BEPC Offering are expected to be approximately $500,000,000.
The LP Units are listed for trading under the symbol “BEP.UN” on the Toronto Stock Exchange (the “TSX”) and “BEP” on the New York Stock Exchange (the “NYSE”).
Investing in the LP Units involves risks. See “Risk Factors” beginning on page S-3 of this Prospectus Supplement, beginning on page 1 of the accompanying prospectus dated April 8, 2021 (the “Prospectus”), the risk factors included in the Annual Report and Q1 2023 Interim Report (each as defined below) and in other documents incorporated by reference in this Prospectus Supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Price to Public	Underwriters’ Fee(1)	Net Proceeds to the Partnership(2)
Per LP Unit	$30.35	$1.214	$29.136
Total(3)	$248,870,000	$9,954,800	$238,915,200

(1)
The Underwriters’ fee is equal to 4.00% of the gross proceeds of this Offering. See “Underwriting (Conflicts of Interest)”.

(2)
Before deduction of the Partnership’s expenses of this Offering, estimated at $750,000, which, together with the Underwriters’ fee, will be paid from the proceeds of this Offering.

(3)
The Partnership has granted to the Underwriters the right (the “Over-Allotment Option”), exercisable until the date which is 30 days following the closing of this Offering, to purchase from the Partnership on the same terms up to 1,230,000 LP Units, being a number equal to approximately (but not to exceed) 15% of the number of initial Offered LP Units sold in this Offering. If the Over-Allotment Option is exercised in full, the total price to the public will be $286,200,500, the Underwriters’ fee will be $11,448,020 and the net proceeds to the Partnership from this Offering will be $274,752,480. This Prospectus Supplement also qualifies the grant of the Over-Allotment Option. A purchaser who acquires Offered LP Units forming part of the Underwriters’ over-allocation position acquires those Offered LP Units under this Prospectus Supplement, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

The Underwriters (as defined below) expect to deliver the initial 8,200,000 LP Units on or about June 16, 2023 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers
Scotiabank	BMO Capital Markets	TD Securities
CIBC Capital Markets	RBC Capital Markets
The date of this Prospectus Supplement is June 13, 2023

PROSPECTUS SUPPLEMENT
PROSPECTUS

S-i

You should only rely on the information contained or incorporated by reference in this Prospectus Supplement, the Prospectus or any “free writing prospectus” we may authorize to be delivered to you. We have not, and the Underwriters have not, authorized anyone to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information contained in this Prospectus Supplement, the Prospectus or any “free writing prospectus” we may authorize to be delivered to you, as well as the information the Partnership previously filed with, or furnished to the SEC, that is incorporated by reference in this Prospectus Supplement, is accurate as of any date other than its respective date. Brookfield Renewable’s business, financial condition, results of operations and prospects may have changed since such dates.
We are offering to sell the Offered LP Units and are seeking offers to buy the Offered LP Units, only in jurisdictions where such offers and sales are permitted. The distribution of this Prospectus Supplement and the accompanying Prospectus and the offering of the Offered LP Units in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this Prospectus Supplement or the accompanying Prospectus must inform themselves about and observe any restrictions relating to the Offering and the distribution of this Prospectus Supplement and the accompanying Prospectus outside the United States. This Prospectus Supplement and the accompanying Prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are formed under the laws of Bermuda, some of the officers and directors of Brookfield Renewable Partners Limited, our General Partner, and some of the experts named in this Prospectus Supplement are residents of Canada or other non-U.S. jurisdictions and a portion of our assets and the assets of those officers, directors and experts may be located outside the United States.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this Prospectus Supplement, which describes the specific terms of this Offering. The second part is the Prospectus, which gives more general information, some of which may not apply to this Offering. If information varies between this Prospectus Supplement and the Prospectus, you should rely on the information in this Prospectus Supplement.
Capitalized terms which are used but not otherwise defined in this Prospectus Supplement shall have the meaning ascribed thereto in the Prospectus.
Unless the context requires otherwise, when used in this Prospectus Supplement, the terms “we”, “us” and “our” refer to Brookfield Renewable. The term “General Partner” refers to Brookfield Renewable Partners Limited, the Partnership’s general partner. In this Prospectus Supplement, unless otherwise specified or the context otherwise requires, references to “dollars”, “$” or “US$” are to United States dollars and references to “C$” are to Canadian dollars.
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
This Prospectus Supplement, the Prospectus and the documents incorporated by reference in this Prospectus Supplement and in the Prospectus contain “forward-looking statements” and “forward-looking information” within the meaning of applicable securities laws concerning the business and operations of Brookfield Renewable (collectively referred to herein as “forward-looking statements”). Forward-looking statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Forward-looking statements in this Prospectus Supplement and the documents incorporated by reference herein include, but are not limited to, statements regarding the quality of Brookfield Renewable’s assets and the resiliency of the cash flow they will generate, our anticipated financial performance, future commissioning of assets, contracted portfolio, technology diversification, acquisition opportunities, expected completion of acquisitions and dispositions, future energy prices and demand for electricity, economic recovery, achieving long-term average generation, project development and capital expenditure costs, energy policies, economic growth, growth potential of the renewable asset class, our future growth prospects and distribution profile, our access to capital and future dividends and distributions made to holders of LP Units and Exchangeable Shares. In some cases, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “scheduled”, “estimates”, “intends”, “anticipates”, “believes”, “potentially”, “tends”, “continue”, “attempts”, “likely”, “primarily”, “approximately”, “endeavors”, “pursues”, “strives”, “seeks”, “targets”, “believes” or variations of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved. These forward-looking statements and information are not historical facts but reflect our current expectations regarding future results or events and are based on information currently available to us and on assumptions we believe are reasonable.
Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information in this Prospectus Supplement, the Prospectus and the documents incorporated by reference in this Prospectus Supplement and in the Prospectus are based upon reasonable assumptions and expectations, we cannot assure you that such expectations will prove to have been correct. You should not place undue reliance on forward-looking statements and information as such statements and information involve assumptions, known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements and information. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations and our plans and strategies may vary materially from those expressed in the forward-looking statements and forward-looking information herein.
The following summarizes some, but not all, of the risks incorporated by reference in this Prospectus Supplement, the Prospectus and the documents incorporated by reference herein and therein. Please carefully consider all of the information and risk factors discussed in this Prospectus Supplement, the Prospectus and the documents incorporated by reference for a more thorough description of these and other risks.

S-iii

Risk factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to, the following:
•
our investment opportunities (including, but not limited to, the transactions referred to under “Recent Developments”) may not be completed as planned and we may not realize the anticipated benefits therefrom;

•
the use of proceeds from this Offering, the Concurrent Unit Private Placement and the Concurrent BEPC Offering is not certain;

•
general economic conditions and risks relating to the economy, including unfavorable changes in interest rates, foreign exchange rates, inflation and volatility in the financial markets;

•
changes to resource availability, as a result of climate change or otherwise, at any of our facilities;

•
supply, demand, volatility and marketing in the energy markets;

•
our inability to re-negotiate or replace expiring power purchase agreements, power guarantee agreements or similar long-term agreements, between a seller and buyer of electrical power generation on similar terms;

•
an increase in the amount of uncontracted generation in our portfolio or adverse changes to the hydrological balancing pool administered by the government of Brazil;

•
availability and access to interconnection facilities and transmission systems;

•
our ability to comply with, secure, replace or renew concessions, licenses, permits and other governmental approvals needed for our operating and development projects;

•
our real property rights for our facilities being adversely affected by the rights of lienholders and leaseholders that are superior to those granted to us;

•
increases in the cost of operating our existing facilities and of developing new projects;

•
equipment failures and procurement challenges;

•
dam failures and the costs and potential liabilities associated with such failures;

•
uninsurable losses and higher insurance premiums;

•
changes in regulatory, political, economic and social conditions in the jurisdictions in which we operate;

•
force majeure events;

•
health, safety, security and environmental risks;

•
energy marketing risks and our ability to manage commodity and financial risk;

•
involvement in litigation and other disputes, and governmental and regulatory investigations;

•
counterparties to our contracts not fulfilling their obligations;

•
the time and expense of enforcing contracts against non-performing counterparties and the uncertainty of success;

•
foreign laws or regulation to which we become subject as a result of future acquisitions in new markets;

•
our operations being affected by local communities;

•
our reliance on computerized business systems, which could expose us to cyber-attacks;

•
newly developed technologies in which we invest not performing as anticipated;

•
advances in technology that impair or eliminate the competitive advantage of our projects;

•
increases in water rental costs (or similar fees) or changes to the regulation of water supply;

•
labor disruptions and economically unfavorable collective bargaining agreements;

S-iv

•
fraud, bribery, corruption, other illegal acts or inadequate or failed internal processes or systems;

•
the COVID-19 pandemic, as well as the direct and indirect impacts that a pandemic may have, or any other pandemic;

•
our inability to finance our operations and fund growth due to the status of the capital markets or our ability to complete capital recycling initiatives;

•
operating and financial restrictions imposed on us by our loan, debt and security agreements;

•
changes to our credit ratings;

•
the incurrence of debt at multiple levels within our organizational structure;

•
adverse changes in currency exchange rates and our inability to effectively manage foreign currency exposure through our hedging strategy or otherwise;

•
our inability to identify sufficient investment opportunities and complete transactions;

•
the growth of our portfolio and our inability to realize the expected benefits of our transactions or acquisitions;

•
changes to our current business, including through future sustainable solutions investments;

•
our inability to develop the projects in our development pipeline;

•
delays, cost overruns and other problems associated with the construction and operation of generating facilities and risks associated with the arrangements we enter into with communities and joint venture partners;

•
the election of Brookfield Corporation (collectively with its subsidiaries (other than Brookfield Renewable), “Brookfield”) not to source acquisition opportunities for us and our lack of access to all renewable power acquisitions that Brookfield identifies, including by reason of conflicts of interest;

•
we do not have control over all of our operations or investments, including certain investments made through joint ventures, partnerships, consortiums or structured arrangements;

•
political instability or changes in government policy negatively impacting our business or assets;

•
some of our acquisitions may be of distressed companies, which may subject us to increased risks;

•
a decline in the value of our investments in securities, including publicly traded securities of other companies;

•
we are not subject to the same disclosure requirements as a U.S. domestic issuer;

•
the separation of economic interest from control within our organizational structure;

•
future sales or issuances of our securities will result in dilution of existing holders and even the perception of such sales or issuances taking place could depress the trading price of the LP Units or Exchangeable Shares;

•
our dependence on Brookfield and Brookfield’s significant influence over us;

•
the departure of some or all of Brookfield’s key professionals;

•
our lack of independent means of generating revenue;

•
changes in how Brookfield elects to hold its ownership interests in Brookfield Renewable;

•
Brookfield acting in a way that is not in the best interests of the Partnership or its unitholders;

•
being deemed an “investment company” under the United States Investment Company Act of 1940, as amended (the “Investment Company Act”);

•
the effectiveness of our internal controls over financial reporting;

•
failure of our systems technology;

•
any changes in the market price of the LP Units and Exchangeable Shares; and

S-v

•
other factors described in the Annual Report, including, but not limited to, those described under Item 3.D “Risk Factors” and elsewhere in the Annual Report as well as in the Q1 2023 Interim Report, this Prospectus Supplement and the Prospectus, including those set forth under “Risk Factors”.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. The forward-looking statements represent our views as of the date of this Prospectus Supplement and the documents incorporated by reference herein and should not be relied upon as representing our views as of any date subsequent to such dates. While we anticipate that subsequent events and developments may cause our views to change, we disclaim any obligation to update the forward-looking statements, other than as required by applicable law. For further information on these known and unknown risks, please see “Risk Factors” in this Prospectus Supplement and the Prospectus and “Risk Factors” in the Annual Report and the risk factors included in the Q1 2023 Interim Report and in other documents we incorporate in this Prospectus Supplement by reference.
The risk factors included in this Prospectus Supplement and in the documents incorporated by reference could cause our actual results and our plans and strategies to vary from our forward-looking statements and information. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements and information might not occur. We qualify any and all of our forward-looking statements and information by these risk factors. Please keep this cautionary note in mind as you read this Prospectus Supplement, the Prospectus and the documents incorporated by reference in this Prospectus Supplement and in the Prospectus.
WHERE YOU CAN FIND MORE INFORMATION
The Partnership is subject to the information and periodic reporting requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) applicable to “foreign private issuers” (as such term is defined in Rule 405 under the United States Securities Act of 1933, as amended (the “Securities Act”)) and will fulfill the obligations with respect to those requirements by filing or furnishing reports with the SEC. In addition, the Partnership is required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC Internet site is www.sec.gov. You are invited to read and copy any reports, statements or other information, other than confidential filings, that the Partnership files with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com, the Canadian equivalent of the SEC electronic document gathering and retrieval system. This information is also available on our website at https://www.bep.brookfield.com. Throughout the period of distribution, copies of these materials will also be available for inspection during normal business hours at the offices of our service provider at Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York, United States 10281-1023 and at the office of our Corporate Secretary at 73 Front Street, 5th Floor, Hamilton, HM 12, Bermuda.
As a foreign private issuer, the Partnership is exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and the Partnership’s officers, directors and principal unitholders are exempt from the reporting and short- swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of LP Units. In addition, the Partnership is not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, the Partnership intends to file with the SEC, as soon as practicable, and in any event within 120 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. The Partnership also intends to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

S-vi

DOCUMENTS INCORPORATED BY REFERENCE
This Prospectus Supplement is deemed to be incorporated by reference into the accompanying Prospectus solely for the purpose of this Offering. Other documents are also incorporated, or are deemed to be incorporated, by reference into the Prospectus and reference should be made to the Prospectus for full particulars thereof. The following documents, which have been filed with the securities regulatory authorities in Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference into, and form an integral part of, this Prospectus Supplement:
a)
the Partnership’s Annual Report on Form 20-F for the year ended December 31, 2022 (the “Annual Report”), filed with the SEC on March 1, 2023;

b)
the Partnership’s interim consolidated financial statements and notes as at March 31, 2023 and December 31, 2022 and for the three months ended March 31, 2023 and 2022 and management’s discussion and analysis thereon (collectively, the “Q1 2023 Interim Report”), included as Exhibits 99.2 and 99.3 to the Partnership’s Report on Form 6-K, filed with the SEC on May 5, 2023;

c)
the Partnership’s statement of executive compensation, included as Exhibit 99.1 to the Partnership’s report on Form 6-K, filed with the SEC on May 19, 2023; and

d)
the Partnership and BEPC’s news release dated June 12, 2023 in respect of Brookfield Renewable’s agreement to acquire Duke Energy Renewables, this Offering, the Concurrent BEPC Offering and the Concurrent Unit Private Placement, included as Exhibit 99.1 to the Partnership and BEPC’s report on Form 6-K, filed with the SEC on June 12, 2023.

In addition, all subsequent annual reports filed by us with the SEC on Form 20-F and any current reports on Form 6-K filed or furnished by us that is identified in such form as being incorporated by reference into the registration statement of which this Prospectus Supplement and the accompanying Prospectus form a part, in each case subsequent to the date of this Prospectus Supplement and prior to the termination of this Offering, shall be deemed to be incorporated by reference into this Prospectus Supplement as of the date of the filing or furnishing of such documents. We shall undertake to provide without charge to each person to whom a copy of this Prospectus Supplement and the accompanying Prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this Prospectus Supplement and the accompanying Prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to:
Brookfield Renewable Partners L.P.
Corporate Secretary
75 Front Street, 5th Floor
Hamilton HM 12
Bermuda
Telephone: (441) 294-3309
Any statement contained in this Prospectus Supplement, the Prospectus or in any document incorporated or deemed to be incorporated by reference in this Prospectus Supplement or the Prospectus shall be deemed to be modified or superseded, for the purposes of this Prospectus Supplement, to the extent that a statement contained in this Prospectus Supplement, or in the Prospectus or in any other subsequently filed or furnished document that also is or is deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

S-vii

SUMMARY
Recent Developments
Concurrent BEPC Offering and Concurrent Unit Private Placement
Concurrently with the announcement of this Offering, BEPC announced the Concurrent BEPC Offering and the Partnership announced the Concurrent Unit Private Placement. The closing of each of the Concurrent BEPC Offering and the Concurrent Unit Private Placement is expected to occur on or about June 16, 2023. The closing of this Offering is conditional on, among other things, the closing of the Concurrent BEPC Offering and the Concurrent Unit Private Placement. This Prospectus Supplement does not constitute an offer for Exchangeable Shares in connection with the Concurrent BEPC Offering. Any offers and sales of Exchangeable Shares in the Concurrent BEPC Offering shall be made solely pursuant to the prospectuses for that offering, and not pursuant to this Prospectus Supplement.
Sale of Uruguayan Wind and Solar Assets
In May 2023, the Partnership, together with its institutional partners, agreed to sell a 120 megawatt portfolio of operating wind and solar assets located in Uruguay for total proceeds, inclusive of purchase price adjustments, of approximately $152 million (approximately $80 million net to the Partnership). The transaction is subject to customary closing conditions, with closing expected to occur in the second half of 2023.
Agreement to Acquire Duke Energy Renewables
In June 2023, the Partnership, together with its institutional partners, entered into an agreement to acquire Duke Energy Renewables, a fully integrated developer and operator of renewable power assets in the U.S. with 5,900 megawatts of operating and under construction wind, utility scale solar and storage assets, and a 6,100 megawatt development pipeline for total consideration of approximately $1.05 billion (approximately $265 million net to the Partnership). The investment adds a scale operating renewable platform to our U.S. business and is expected to be immediately accretive with strong cash-flow visibility. The transaction is subject to customary closing conditions, with closing expected to occur in the second half of 2023.
Corporate Information
Our Partnership’s head and registered office is located at 73 Front Street, 5th Floor, Hamilton, HM 12, Bermuda.

THE OFFERING
Issuer
Brookfield Renewable Partners L.P.
Units Offered
8,200,000 LP Units
9,430,000 LP Units if the Underwriters exercise in full their option to purchase up to an additional 1,230,000 LP Units to cover any over-allotments if any, and for market stabilization purposes.
Total Units Outstanding after the Offering
288,781,449 LP Units, assuming no exercise of the Over-Allotment Option; or
290,011,449 LP Units, assuming full exercise of the Over-Allotment Option.
Use of Proceeds
We intend to use the net proceeds from this Offering, together with the proceeds of the Concurrent Unit Private Placement and the Concurrent BEPC Offering, to fund current and future investment opportunities and for general corporate purposes.
Conflicts of Interest
Sera Global Securities US LLC, an affiliate of Sera Global Securities Canada LP, is a broker-dealer registered with the Financial Industry Regulatory Authority, Inc. (“FINRA”) and an affiliate of the Partnership, is participating as an underwriter in this offering of LP Units. Accordingly, Sera Global Securities US LLC has a “conflict of interest” as defined in FINRA Rule 5121(f)(5)(B), and any offerings made by means of this Prospectus Supplement will be conducted in compliance with Rule 5121. In general, under FINRA Rule 5121, a Qualified Independent Underwriter will not be necessary for these offerings pursuant to FINRA Rule 5121(a)(1)(B), as the Partnership is offering securities which have a bona fide public market for purposes of Rule 5121. No underwriter having a Rule 5121 conflict of interest will be permitted under Rule 5121 to confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder. See “Underwriting (Conflicts of Interest)”.
Risk Factors
Investing in the LP Units involves risks. See “Risk Factors” beginning on page S-3 of this Prospectus Supplement, beginning on page 1 of the accompanying Prospectus, the risk factors included in the Annual Report and Q1 2023 Interim Report, and in other documents we incorporate in this Prospectus Supplement by reference.
TSX Symbol
“BEP.UN”
NYSE Symbol
“BEP”

RISK FACTORS
An investment in the LP Units involves a high degree of risk. Before making an investment decision, investors should carefully consider the risks described under the heading “Risk Factors” in the Annual Report and the risk factors included in the Q1 2023 Interim Report and in other documents incorporated by reference in this Prospectus Supplement, as updated by the Partnership’s subsequent filings with the SEC, pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, and securities regulatory authorities in Canada, which are incorporated in this Prospectus Supplement by reference. Any of these risks could materially and adversely affect the Partnership’s business, properties, operations, results, financial condition, prospects or assets, which could in turn materially adversely affect the value of the LP Units. Additional risks and uncertainties not currently known to the Partnership, or that are currently considered immaterial, may also materially and adversely affect the business, properties, operations, results, financial condition, prospects or assets of the Partnership. For more information, see “Documents Incorporated by Reference”. In addition, please consider the following risks before making an investment decision:
The use of proceeds from this Offering is not certain.
We intend to use the net proceeds of this Offering, the Concurrent Unit Private Placement and the Concurrent BEPC Offering to fund current and future investment opportunities and for general corporate purposes.
If all or a portion of the proceeds of this Offering, the Concurrent Unit Private Placement or the Concurrent BEPC Offering are not deployed in a timely manner following each respective closing, or if any pending and announced dispositions or acquisitions are not completed on their anticipated timeframe, or at all, or if the returns from this Offering or the anticipated acquisitions are lower than the returns we anticipate, the Partnership may not be able to achieve growth in its distributions in line with its stated goals and the market value of the LP Units may decline. The closing of this Offering is conditional upon the closing of the Concurrent BEPC Offering and the Concurrent Unit Private Placement and customary closing conditions. This Offering, however, is not conditioned upon the closing of any pending and announced acquisition or disposition, nor is any pending and announced acquisition or disposition conditioned upon the closing of this Offering.
For more information see “Where You Can Find More Information” and “Documents Incorporated by Reference” in this Prospectus Supplement and “Documents Incorporated by Reference” in the Prospectus.

USE OF PROCEEDS
The estimated net proceeds from this Offering to the Partnership after deducting the Underwriters’ fee and the Partnership’s expenses of this Offering, estimated at $750,000, will be approximately $238,165,200 ($274,002,480 if the Over-Allotment Option is exercised in full). We intend to use the net proceeds from this Offering, together with the proceeds of the Concurrent Unit Private Placement and the Concurrent BEPC Offering, to fund current and future investment opportunities and for general corporate purposes.
Management believes we will be able to invest the net proceeds of this Offering, the Concurrent Unit Private Placement and the Concurrent BEPC Offering within a reasonable period of time. However, the proceeds of this Offering, the Concurrent Unit Private Placement and the Concurrent BEPC Offering may not be invested in a timely manner following each respective closing and the returns from such use of proceeds may be lower than the returns we anticipate. See “Risk Factors”.

CONSOLIDATED CAPITALIZATION
The following table sets forth the consolidated capitalization of the Partnership as at: (a) March 31, 2023 on an actual basis; (b) March 31, 2023, as adjusted to give effect to the Concurrent BEPC Offering, this Offering and the Concurrent Unit Private Placement as though each had occurred on March 31, 2023, but without giving effect to the use of proceeds therefrom or any exchanges of Exchangeable Shares after March 31, 2023.
The table below should be read together with the detailed information and financial statements incorporated by reference in this Prospectus Supplement, including the Q1 2023 Interim Report incorporated by reference in this Prospectus Supplement. Except as disclosed in this Prospectus Supplement, there have not been any material changes to the equity and loan capital of the Partnership since March 31, 2023.
$ millions	As at March 31, 2023	As at March 31, 2023, As Adjusted(1)
Commercial paper	$180	$180
Debt(2)
Medium term notes	2,599	2,599
Non-recourse borrowings	22,409	22,409
Deferred income tax liabilities, net	6,406	6,406
Equity
Non-controlling interest	15,526	15,526
Preferred equity	573	573
Perpetual subordinated notes	592	592
Preferred limited partners’ equity	760	760
Unitholders’ equity	9,461	10,089(3)
Total capitalization	$58,506	$59,134

(1)
After giving effect to the Concurrent BEPC Offering, this Offering and the Concurrent Unit Private Placement, but without giving effect to the use of proceeds therefrom or any exchanges of Exchangeable Shares after March 31, 2023. The exact timing and amount of proceeds to be used for the purposes described herein under “Use of Proceeds” and in the prospectus supplement in respect of the Concurrent BEPC Offering are uncertain and would be in combination with other adjustments that cannot presently be calculated. In addition, the “as adjusted” column above has not been adjusted to give effect to the consummation of any pending and announced dispositions or acquisitions.

(2)
Excludes any indebtedness incurred by the Partnership since March 31, 2023.

(3)
Assuming no exercise of the Over-Allotment Option and the over-allotment option granted to the underwriters of the Concurrent BEPC Offering (the “BEPC Over-Allotment Option”). If the Over-Allotment Option and BEPC Over-Allotment Option are exercised in full, the “as adjusted” amount for unitholders’ equity would be $10,161 million.

DESCRIPTION OF PARTNERSHIP STRUCTURE
As of June 9, 2023, there were 275,433,179 LP Units outstanding and 642,148,799 LP Units on a fully-exchanged basis (which term, as used in this Prospectus, assumes the exchange of all redemption- exchange partnership units (“REUs”) of Brookfield Renewable Energy L.P. (“BRELP”) and Exchangeable Shares into LP Units), 7,000,000 Class A Preferred Limited Partnership Units, Series 7 outstanding, 10,000,000 Class A Preferred Limited Partnership Units, Series 13 outstanding, 7,000,000 Class A Preferred Limited Partnership Units, Series 15 outstanding, 8,000,000 Class A Preferred Limited Partnership Units, Series 17 outstanding and 6,000,000 Class A Preferred Limited Partnership Units, Series 18 outstanding. The REUs are subject to a redemption-exchange mechanism pursuant to which LP Units may be issued in exchange for REUs on a one for one basis.
After giving effect to this Offering, the Concurrent Unit Private Placement and the Concurrent BEPC Offering, there will be 288,781,449 LP Units outstanding (662,927,069 LP Units on a fully-exchanged basis), assuming no exercise of the Over-Allotment Option or the BEPC Over-Allotment Option. After giving effect to this Offering, the Concurrent Unit Private Placement and the Concurrent BEPC Offering (assuming the exercise of the Over-Allotment Option and the BEPC Over-Allotment Option in full), there will be 290,011,449 LP Units outstanding (665,267,069 LP Units on a fully-exchanged basis).
Brookfield now owns approximately 48% of the LP Units on a fully-exchanged basis and the remaining approximate 52% is held by public investors. After giving effect to this Offering, the Concurrent Unit Private Placement and the Concurrent BEPC Offering, (i) Brookfield will own approximately 47% of the LP Units on a fully-exchanged basis (approximately 46% if the Over-Allotment Option and the BEPC Over-Allotment Option are exercised in full), and (ii) BNRE will own approximately 0.8% of the LP Units on a fully-exchanged basis (approximately 0.8% if the Over-Allotment Option and the BEPC Over-Allotment Option are exercised in full).
See the Annual Report and “Description of the LP Units” in the Prospectus for further information regarding the principal rights, privileges, restrictions and conditions attaching to the LP Units.
Each Exchangeable Share is exchangeable at the option of the holder for one LP Unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BEPC), subject to a call right held by the Partnership. As of June 9, 2023, there were 172,227,681 Exchangeable Shares outstanding (180,767,681 Exchangeable Shares after giving effect to the Concurrent BEPC Offering (assuming the exercise of the BEPC Over-Allotment Option in full)).
CONCURRENT UNIT PRIVATE PLACEMENT
Prior to the completion of the Concurrent Unit Private Placement, BNRE did not own any LP Units on a fully-exchanged basis.
The Partnership has entered into a subscription agreement with BNRE setting forth the terms and conditions of the Concurrent Unit Private Placement pursuant to which BNRE will purchase 5,148,270 LP Units at a price of $29.136 per LP Unit, representing the Offering Price per Unit net of the Underwriters’ fee, for proceeds of approximately $150,000,000. The Underwriters will not receive any fees or commission on the LP Units purchased by BNRE.
Neither the Prospectus nor this Prospectus Supplement qualifies the distribution of the LP Units to be issued pursuant to the Concurrent Unit Private Placement. The LP Units to be issued pursuant to the Concurrent Unit Private Placement will be subject to a statutory hold period. The Concurrent Unit Private Placement is subject to a number of conditions, including completion of definitive documentation and the concurrent closing of this Offering.

PRIOR SALES
In the 12-month period before the date of this Prospectus Supplement, BEPC made the following issuances of Exchangeable Shares:
(a)
in February 2023, BEPC issued 11,893 Exchangeable Shares in connection with the settlement of certain restricted stock unit awards issued in connection with the acquisition of TerraForm Power, Inc.

In the 12-month period before the date of this Prospectus Supplement, the Partnership made the following issuances of LP Units:
(a)
on March 31, 2023, in connection with the reinvestment of distributions, the Partnership issued 72,119 LP Units pursuant to its distribution reinvestment plan (the “Distribution Reinvestment Plan”) at a purchase price of $30.2965 per LP Unit;

(b)
on December 30, 2022, in connection with the reinvestment of distributions, the Partnership issued 71,691 LP Units pursuant to its Distribution Reinvestment Plan at a purchase price of $25.2367 per LP Unit;

(c)
on September 29, 2022, in connection with the reinvestment of distributions, the Partnership issued 43,294 LP Units pursuant to its Distribution Reinvestment Plan at a purchase price of $33.1895 per LP Unit;

(d)
on June 30, 2022, in connection with the reinvestment of distributions, the Partnership issued 78,327 LP Units pursuant to its Distribution Reinvestment Plan at a purchase price of $34.7829 per LP Unit; and

(e)
10,033 LP Units in connection with the exchange of Exchangeable Shares.(1)

(1)
This does not include the price information for the LP Units distributed because these LP Units were distributed pursuant to an exchange.

UNDERWRITING (CONFLICTS OF INTEREST)
Scotia Capital Inc., BMO Nesbitt Burns Inc., TD Securities Inc., CIBC World Markets Inc. and RBC Dominion Securities Inc. are acting as joint book-running managers of the Offering and as representatives (the “Representatives”) of the underwriters named below (the “Underwriters”). Subject to the terms and conditions stated in the Underwriting Agreement, dated the date of this Prospectus Supplement, among us and the Underwriters (the “Underwriting Agreement”), each Underwriter named below has severally agreed to purchase, and we have agreed to sell to that Underwriter, at the Offering Price less the Underwriters’ fee set forth on the cover page of this Prospectus Supplement, the number of LP Units set forth opposite the Underwriter’s name in the following table:
Underwriter	Number of LP Units
Scotia Capital Inc.	1,138,980
BMO Nesbitt Burns Inc.	1,138,980
TD Securities Inc.	1,138,980
CIBC World Markets Inc.	854,030
RBC Dominion Securities Inc.	854,030
BofA Securities, Inc.	574,000
National Bank Financial Inc.	574,000
Wells Fargo Securities Canada, Ltd.	574,000
Citigroup Global Markets Canada Inc.	205,000
Deutsche Bank Securities Inc.	205,000
J.P. Morgan Securities Canada Inc.	205,000
Barclays Capital Canada Inc.	164,000
HSBC Securities (Canada) Inc.	164,000
Mizuho Securities USA LLC	164,000
Desjardins Securities Inc.	61,500
iA Private Wealth Inc.	61,500
Manulife Securities Incorporated	41,000
Raymond James Ltd.	41,000
Sera Global Securities Canada LP	41,000
Total	8,200,000
The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Offered LP Units are subject to approval of legal matters by counsel and to other conditions. The Underwriters are obligated to purchase all the Offered LP Units (other than those covered by the Over-Allotment Option described below) if they purchase any of the Offered LP Units.
Offered LP Units sold by the Underwriters to the public will initially be offered at the Offering Price. The Offering Price was determined based upon arm’s length negotiations between us and the Underwriters. After a reasonable effort has been made to sell all of the Offered LP Units at the Offering Price, the Underwriters may subsequently reduce and thereafter change, from time to time, the price at which the Offered LP Units are offered, provided that the Offered LP Units are not at any time offered at a price greater than the Offering Price, and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Offered LP Units is less than the gross proceeds paid by the Underwriters.
The Partnership has granted to the Underwriters the Over-Allotment Option, exercisable until the date 30 days from the closing of the Offering, to purchase up to 1,230,000 LP Units on the same terms set forth above solely to cover over-allotments, if any, and for market stabilization purposes. To the extent the Over-Allotment Option is exercised, each Underwriter must purchase a number of LP Units approximately proportionate to that Underwriter’s initial purchase commitment.

Neither the Partnership nor any of its subsidiaries will, nor will any of them announce any intention to, directly or indirectly for a period ending 60 days after the date hereof without the prior written consent of Scotia Capital Inc., BMO Nesbitt Burns Inc. and TD Securities Inc., which consent shall not be unreasonably withheld, conditioned or delayed, (i) offer or sell, or enter into an agreement to offer or sell any LP Units or other securities of the Partnership, or securities convertible into, exchangeable for, or otherwise exercisable into, any LP Units or other securities of the Partnership, other than: (a) the issuance of Exchangeable Shares pursuant to the Concurrent BEPC Offering; (b) the issuance of LP Units pursuant to the Concurrent Unit Private Placement; (c) the issuance of LP Units pursuant to the Over-Allotment Option and the issuance of Exchangeable Shares pursuant to the BEPC Over-Allotment Option; (d) for purposes of directors’, officers’ or employee incentive plans; (e) pursuant to the Distribution Reinvestment Plan; (f) to satisfy any other currently outstanding instruments or other contractual commitments of the Partnership and its controlled subsidiaries in relation to any transaction that has been disclosed in writing to the Underwriters; (g) LP Units or Exchangeable Shares issued in connection with an arm’s-length acquisition, merger, consolidation or amalgamation with any company or companies as long as the party receiving such LP Units or Exchangeable Shares agrees to be similarly restricted; (h) the issuance of LP Units pursuant to the exchange, redemption or acquisition of Exchangeable Shares or REUs outstanding on the date hereof or that are issued on or after the date hereof; (i) debt securities, preferred limited partnership units or preferred shares not convertible into LP Units or Exchangeable Shares; and (j) a transfer by the Partnership or BEPC to one or more affiliates of the Partnership, BEPC and/or BNRE of any securities of the Partnership or BEPC or securities convertible into, exchangeable for, or otherwise exercisable into securities of the Partnership or BEPC), (ii) file or cause to be filed, or make any demand for or exercise any right to file or cause to be filed, any registration statement with respect to the registration of any LP Units or securities convertible, exchangeable or exercisable into LP Units or other securities of the Partnership (other than in connection with (g), (i) or (j) above and other than any registration statement filed by the Partnership to register the issuance of LP Units upon the exchange, redemption or acquisition of Exchangeable Shares) or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of LP Units. Each of Brookfield Corporation and a subsidiary of Brookfield Reinsurance Ltd. will also agree to restrictions similar to those enumerated in (i) and (ii) above in respect of LP Units, REUs, other securities of the Partnership, or securities convertible into, exchangeable for, or otherwise exercisable into, any LP Units or REUs for a period ending 60 days after the date hereof, other than (i) transfers to one or more affiliates of Brookfield Corporation and/or such subsidiary of Brookfield Reinsurance Ltd., (ii) the delivery by Brookfield Corporation of LP Units to holders of Exchangeable Shares pursuant to the rights agreement between Brookfield Corporation and Wilmington Trust, National Association or (iii) where such securities are offered, sold or otherwise disposed of by Brookfield Corporation or such subsidiary of Brookfield Reinsurance Ltd. by way of private agreement (and not by way of public offering or otherwise requiring the filing of any prospectus or registration statement) provided that any such person or entity purchasing such securities agrees for the benefit of the Underwriters not to offer, sell, contract to sell or otherwise dispose of such purchased securities (in each case other than to one or more affiliates of Brookfield Corporation and/or such subsidiary of Brookfield Reinsurance Ltd.), for a period commencing on the date of such purchase and ending no later than 60 days after the date hereof.
The LP Units are listed for trading under the symbol “BEP.UN” on the TSX and “BEP” on the NYSE. Our Partnership has applied to list the Offered LP Units on the TSX and the NYSE. The listing of the Offered LP Units on the TSX and the NYSE will be subject to our Partnership fulfilling all the listing requirements of the TSX and the NYSE, respectively.
The table below shows the Offering Price, underwriting fee and proceeds before expenses to us in respect of the Offering, on a per LP Unit basis and assuming both no exercise and full exercise of the Over-Allotment Option.
	Per LP Unit	No Exercise of Over-Allotment Option	Full Exercise of Over-Allotment Option
Offering Price	$30.35	$248,870,000	$286,200,500
Underwriting fee	$1.214	$9,954,800	$11,448,020
Proceeds, before expenses, to us	$29.136	$238,915,200	$274,752,480

The expenses of the Offering, not including the Underwriters’ fee, are estimated to be $750,000 and are payable by us. See “Expenses.”
The Offering is being made concurrently in each of the provinces and territories of Canada and in the United States. Deutsche Bank Securities Inc. is not registered as a dealer in any Canadian jurisdiction and, accordingly, will only sell Offered LP Units into the United States or other jurisdictions outside of Canada and is not permitted and will not, directly, or indirectly, solicit offers to purchase or sell any of the Offered LP Units in Canada. Each of National Bank Financial Inc. and Manulife Securities Incorporated is not registered as a dealer in any jurisdiction outside of Canada (including the United States) and, accordingly, will only sell the Offered LP Units into Canada and is not permitted and will not, directly or indirectly, solicit offers to purchase or sell any of the Offered LP Units in any jurisdiction outside of Canada (including the United States). Each of the Underwriters will offer the Offered LP Units for sale in the United States and Canada either directly or through their respective broker-dealer affiliates or agents registered in each jurisdiction. Subject to applicable law and the terms of the Underwriting Agreement, the Underwriters may offer the Offered LP Units outside the United States and Canada.
Stabilization, Short Positions and Penalty Bids
In connection with the Offering, the Underwriters may purchase and sell LP Units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the Over-Allotment Option, and stabilizing purchases.
•
Short sales involve secondary market sales by the Underwriters of a greater number of LP Units than they are required to purchase in the Offering.

•
“Covered” short sales are sales of LP Units in an amount up to the number of LP Units represented by the Underwriters’ Over-Allotment Option.

•
“Naked” short sales are sales of LP Units in an amount in excess of the number of LP Units represented by the Underwriters’ Over-Allotment Option.

•
Covering transactions involve purchases of LP Units either pursuant to the Underwriters’ Over-Allotment Option or in the open market after the distribution has been completed in order to cover short positions.

•
To close a naked short position, the Underwriters must purchase LP Units in the open market after the distribution has been completed. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the LP Units in the open market after pricing that could adversely affect investors who purchase in the Offering.

•
To close a covered short position, the Underwriters must purchase LP Units in the open market after the distribution has been completed or must exercise the Over-Allotment Option. In determining the source of LP Units to close the covered short position, the Underwriters will consider, among other things, the price of LP Units available for purchase in the open market as compared to the price at which they may purchase LP Units through the Over-Allotment Option.

•
Stabilizing transactions involve bids to purchase LP Units so long as the stabilizing bids do not exceed a specified maximum.

The Underwriters also may impose a penalty bid. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Underwriters, in covering short positions or making stabilizing purchases, repurchase LP Units originally sold by that syndicate member.
Purchases to cover short positions and stabilizing purchases, as well as other purchases by the Underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the LP Units. They may also cause the price of the LP Units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The Underwriters may conduct these transactions on the NYSE, TSX, in the over-the-counter market or otherwise. If the Underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of Interest
Some of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Brookfield Renewable or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Brookfield Renewable or its affiliates. If any of the Underwriters or their affiliates has a lending relationship with Brookfield Renewable, certain of those Underwriters or their affiliates routinely hedge, and certain other of those Underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these Underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the securities of Brookfield Renewable, including potentially the LP Units offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the LP Units offered hereby. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Sera Global Securities US LLC, an affiliate of Sera Global Securities Canada LP, is a broker-dealer registered with the Financial Industry Regulatory Authority, Inc. (“FINRA”) and an affiliate of the Partnership, is participating as an underwriter in this offering of Exchangeable Shares. Accordingly, Sera Global Securities US LLC has a “conflict of interest” as defined in FINRA Rule 5121(f)(5)(B), and any offerings made by means of this Prospectus Supplement will be conducted in compliance with Rule 5121. In general, under FINRA Rule 5121, a Qualified Independent Underwriter will not be necessary for these offerings pursuant to FINRA Rule 5121(a)(1)(B), as the Partnership is offering securities which have a bona fide public market for purposes of Rule 5121. No underwriter having a Rule 5121 conflict of interest will be permitted under Rule 5121 to confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder.
We expect that delivery of the Offered LP Units will be made against payment therefor on or about the closing date specified on the cover page of this Prospectus Supplement, which in the United States will be the third business day following the date of this Prospectus Supplement (this settlement cycle being referred to as “T+ 3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, U.S. purchasers who wish to trade the Offered LP Units prior to the delivery date will be required, by virtue of the fact that the notes initially will settle in T+ 3 (in the United States), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisor(s).
We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.
Notice to Prospective Investors in the European Economic Area
In relation to each member state of the European Economic Area, (each a “Member State”) no Offered LP Units have been offered or will be offered pursuant to this Offering to the public in that Member State prior to the publication of a prospectus in relation to the Offered LP Units which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that Offered LP Units may be offered to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

a)
to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the Offered LP Units shall result in a requirement for us or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation, or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person located in a Member State to whom any offer of Offered LP Units is made or who receives any communication in respect of an offer of Offered LP Units, or who initially acquires any Offered LP Units will be deemed to have represented, warranted, acknowledged, and agreed to and with each representative and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation.
In the case of any Offered LP Units being offered to or acquired by a financial intermediary as that term is used in Article 3(2) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Offered LP Units acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Offered LP Units to the public other than their offer or resale in any Member State to qualified investors, as that term is defined in the Prospectus Regulation, or in circumstances in which the prior consent of the representatives has been given to the offer or resale.
We, the representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments, and agreements.
This Prospectus Supplement has been prepared on the basis that any offer of Offered LP Units in any Member State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Member State of Offered LP Units which are the subject of the offering contemplated in this Prospectus Supplement may only do so in circumstances in which no obligation arises for us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither we nor the representatives have authorized, nor do they authorize, the making of any offer of Offered LP Units in circumstances in which an obligation arises for us or the representatives to publish a prospectus for such offer.
For the purposes of this provision, the expression an “offer of Offered LP Units to the public” in relation to any Offered LP Units in any Member State means the communication in any form and by any means; presenting sufficient information on the terms of the offer and Offered LP Units to be offered so as to enable an investor to decide to purchase or subscribe for any Offered LP Units, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.
The above selling restriction is in addition to any other selling restrictions set out below.
Notice to Prospective Investors in the United Kingdom
No Offered LP Units have been offered or will be offered pursuant to this Offering to the public in the United Kingdom (the “UK”) prior to the publication of a prospectus in relation to the Offered LP Units which has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the Financial Services and Markets Act 2000 (the “FSMA”), except that Offered LP Units may be offered to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:
a)
to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

c)
in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the Offered LP Units shall result in a requirement for us or any representative to publish a prospectus pursuant to Section 85 of the FSMA, or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person in the UK to whom any offer of Offered LP Units is made or who receives any communication in respect of an offer of Offered LP Units, or who initially acquires any Offered LP Units will be deemed to have represented, warranted, acknowledged, and agreed to and with each representative and us that it is a “qualified investor” within the meaning of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer of Offered LP Units to the public” in relation to any Offered LP Units in the UK means the communication in any form and by any means; presenting sufficient information on the terms of the offer and Offered LP Units to be offered so as to enable an investor to decide to purchase or subscribe for any Offered LP Units, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the UK Prospectus Regulation).
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any Offered LP Units may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us. Each purchaser of the Offered LP Units must comply with all applicable provisions of the FSMA and the Financial Services Act 2012 with respect to anything done by it in relation to any securities in, from or otherwise involving the UK.
This Prospectus Supplement is only being distributed to, and is only directed at, persons in the UK that are qualified investors as defined in the UK Prospectus Regulation that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the Order) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order or (iii) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any LP Units may otherwise lawfully be communicated or caused to be communicated (each such person being referred to as a “relevant person”). This Prospectus Supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the UK.
We have not authorized and do not authorize the making of any offer of the Offered LP Units through any financial intermediary on their behalf, other than offers made by the Underwriters with a view to the final placement of the Offered LP Units as contemplated in this Prospectus Supplement. Accordingly, no purchaser of the Offered LP Units, other than the Underwriters, is authorized to make any further offer of the Offered LP Units on behalf of us or the Underwriters.
Any person in the UK that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the UK, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged or will be lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to this Offering. This Prospectus Supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the Offered LP Units may only be made to persons (the “Exempt Investors”), who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act),

“professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act; so that it is lawful to offer the Offered LP Units without disclosure to investors under Chapter 6D of the Corporations Act.
The Offered LP Units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this Offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring LP Units must observe such Australian on-sale restrictions.
This Prospectus Supplement contains general information only and does not take into account the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this Prospectus Supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in Germany
Each person who is in possession of this Prospectus Supplement is aware that no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz, the “Act”) of the Federal Republic of Germany has been or will be published with respect to the Offered LP Units. In particular, the Underwriters have represented that they have not engaged and have agreed that they will not engage in a public offering (offentliches Angebot) within the meaning of the Act with respect to any Offered LP Units otherwise than in accordance with the Act and all other applicable legal and regulatory requirements.
Notice to Prospective Investors in Hong Kong
The Offered LP Units may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Offered LP Units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the Offered LP Units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.
Notice to Prospective Investors in the Netherlands
The Offered LP Units may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to, individuals or legal entities situated in the Netherlands who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institution, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities; hereinafter, “Professional Investors”); provided that in the offer, prospectus and in any other documents or advertisements in which a forthcoming offering of the Offered LP Units is publicly announced (whether electronically or otherwise) in the Netherlands it is stated that such offer is and will be exclusively made to such Professional Investors. Individual or legal entities who are not Professional Investors may not participate in the offering of the Offered LP Units, and this Prospectus Supplement or any other offering material relating to the Offered LP Units may not be considered an offer or the prospect of an offer to sell or exchange LP Units.

Notice to Prospective Investors in Switzerland
This Prospectus Supplement is not intended to constitute an offer or solicitation to purchase or invest in the Offered LP Units. The Offered LP Units may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Offered LP Units to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this Prospectus Supplement nor any other offering or marketing material relating to the Offered LP Units constitutes a prospectus pursuant to the FinSA, and neither this Prospectus Supplement nor any other offering or marketing material relating to the Offered LP Units may be publicly distributed or otherwise made publicly available in Switzerland.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
This summary discusses certain material United States federal income tax considerations for LP Unitholders relating to the ownership and disposition of LP Units acquired pursuant to the Offering. This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), on the regulations promulgated thereunder (“Treasury Regulations”), and on published administrative rulings, judicial decisions and other applicable authorities, all as in effect on the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This summary is necessarily general and may not apply to all categories of investors, some of whom may be subject to special rules, including, without limitation, persons that own (directly, indirectly or constructively, applying certain attribution rules) 5% or more of the LP Units, dealers in securities or currencies, financial institutions or financial services entities, mutual funds, life insurance companies, persons that hold LP Units as part of a straddle, hedge, constructive sale or conversion transaction with other investments, persons whose LP Units are loaned to a short seller to cover a short sale of LP Units, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, persons who have elected mark-to-market accounting, persons subject to special tax accounting rules under Section 451(b) of the Code, persons who hold LP Units through a partnership or other entity classified as a partnership for U.S. federal income tax purposes, persons for whom LP Units are not a capital asset, persons who are liable for the alternative minimum tax and certain U.S. expatriates or former long-term residents of the United States. This summary does not address any tax consequences to holders of preferred limited partnership units of the Partnership. Tax-exempt organizations are addressed separately below. The actual tax consequences of the ownership and disposition of LP Units will vary depending on an LP Unitholder’s individual circumstances.
The following discussion, to the extent it expresses conclusions as to the application of U.S. federal income tax law and subject to the qualifications described herein, represents the opinion of Torys LLP. Such opinion is based in part on facts described in this Prospectus Supplement and on various other factual assumptions, representations, and determinations. Any alteration or incorrectness of such facts, assumptions, representations, or determinations could adversely affect such opinion. Moreover, opinions of counsel are not binding upon the U.S. Internal Revenue Service (the “IRS”) or any court, and the IRS may challenge the conclusions herein and a court may sustain such challenge.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of LP Units acquired pursuant to the Offering who is for U.S. federal tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) the primary supervision of which is subject to a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
A “Non-U.S. Holder” is a beneficial owner of LP Units acquired pursuant to the Offering, other than a U.S. Holder or an entity classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes.
If a partnership holds LP Units, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold LP Units should consult their own tax advisers.
This discussion does not constitute tax advice and is not intended to be a substitute for tax planning. Each Unitholder should consult its own tax adviser concerning the U.S. federal, state and local income tax consequences particular to the ownership and disposition of LP Units, as well as any tax consequences under the laws of any other taxing jurisdiction.
Partnership Status of the Partnership and BRELP
Each of the Partnership and BRELP has made a protective election to be classified as a partnership for U.S. federal tax purposes. An entity that is treated as a partnership for U.S. federal tax purposes generally incurs no U.S. federal income tax liability. Instead, each partner generally is required to take into account its allocable share of items of income, gain, loss, deduction, or credit of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner generally are not taxable unless the amount of cash distributed to a partner is in excess of the partner’s adjusted basis in its partnership interest.
An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership”, unless an exception applies to that entity. LP Units are publicly traded. However, an exception, referred to as the “Qualifying Income Exception”, exists with respect to a publicly traded partnership if (i) at least 90% of such partnership’s gross income for every taxable year consists of “qualifying income” and (ii) the partnership would not be required to register under the Investment Company Act if it were a U.S. corporation. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.
The General Partner and the general partner of BRELP intend to manage the affairs of the Partnership and BRELP, respectively, so that the Partnership will meet the Qualifying Income Exception in each taxable year. Based upon factual statements and representations made by the General Partner and the general partner of BRELP, Torys LLP is of the opinion that at least 90% of the Partnership’s and BRELP’s gross income has been, and currently is, of a type that constitutes qualifying income. However, the portion of the Partnership’s and BRELP’s income that is qualifying income may change from time to time, and there can be no assurance that at least 90% of the Partnership’s and BRELP’s gross income in any year will constitute qualifying income.
No ruling has been or will be sought from the IRS, and the IRS has made no determination as to the Partnership’s or BRELP’s status for U.S. federal income tax purposes or whether the Partnership’s or BRELP’s operations generate “qualifying income” under Section 7704 of the Code. It is the opinion of Torys LLP that, based upon the Code, Treasury Regulations, published revenue rulings and court decisions, and the factual statements and representations made by the General Partner and the general partner of BRELP, as of the date hereof, each of the Partnership and BRELP will be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. An opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and provides no assurance that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.
In rendering its opinions, Torys LLP has relied on numerous factual representations made by the General Partner and the general partner of BRELP, including but not limited to the following:
•
Neither the Partnership nor BRELP has elected to be classified as a corporation for United States federal tax purposes, and neither the Partnership nor BRELP has any plan or intention to elect to be so classified.

•
For each of the Partnership’s and BRELP’s taxable years, more than 90% of each entity’s gross income has consisted of income of a type that Torys LLP is of the opinion constitutes “qualifying income” within the meaning of Section 7704(d) of the Code.

Based on the foregoing, the General Partner believes that the Partnership will be treated as a partnership and not as a corporation for U.S. federal income tax purposes.
If the Partnership fails to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, or if the Partnership is required to register under the Investment Company Act, the Partnership will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which the Partnership fails to meet the Qualifying Income Exception, in return for stock in such corporation, and then distributed the stock to unitholders in liquidation. This deemed contribution and liquidation could result in the recognition of gain (but not loss) to U.S. Holders, except that U.S. Holders generally would not recognize the portion of such gain attributable to stock or securities of non-U.S. corporations held by the Partnership or BRELP. If, at the time of such contribution, the Partnership were to have liabilities in excess of the tax basis of its assets, U.S. Holders generally would recognize gain in respect of such excess liabilities upon the deemed transfer. Thereafter, the Partnership would be treated as a corporation for U.S. federal income tax purposes.
If the Partnership were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception, an election by the General Partner or otherwise, the Partnership’s items of income, gain, loss, deduction, or credit would be reflected only on the Partnership’s tax return rather than being passed through to LP Unitholders, and the Partnership would be subject to U.S. corporate income tax and potentially branch profits tax with respect to its income, if any, effectively connected with a U.S. trade or business. Moreover, under certain circumstances, the Partnership might be classified as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, and a U.S. Holder would be subject to the rules applicable to PFICs discussed below. See “Consequences to U.S. Holders — Passive Foreign Investment Companies”. Subject to the PFIC rules, distributions made to U.S. Holders would be treated as taxable dividend income to the extent of the Partnership’s current or accumulated earnings and profits. Any distribution in excess of current and accumulated earnings and profits would first be treated as a tax-free return of capital to the extent of a U.S. Holder’s adjusted tax basis in its LP Units. Thereafter, to the extent such distribution were to exceed a U.S. Holder’s adjusted tax basis in its LP Units, the distribution would be treated as gain from the sale or exchange of such LP Units. The amount of a distribution treated as a dividend could be eligible for reduced rates of taxation, provided certain conditions are met. In addition, dividends, interest and certain other passive income received by the Partnership with respect to U.S. investments generally would be subject to U.S. withholding tax at a rate of 30% (although certain Non-U.S. Holders nevertheless might be entitled to certain treaty benefits in respect of their allocable share of such income), and U.S. Holders would not be allowed a tax credit with respect to any such tax withheld. In addition, the “portfolio interest” exemption would not apply to certain interest income of the Partnership (although certain Non-U.S. Holders nevertheless might be entitled to certain treaty benefits in respect of their allocable share of such income). Depending on the circumstances, additional adverse U.S. federal income tax consequences could result under the Treasury Regulations under Section 385 of the Code or other provisions of the Code, as implemented by the Treasury Regulations and IRS administrative guidance. Based on the foregoing consequences, the treatment of the Partnership as a corporation could materially reduce an LP Unitholder’s after-tax return and therefore could result in a substantial reduction of the value of LP Units. If BRELP were to be treated as a corporation for U.S. federal income tax purposes, consequences similar to those described above would apply to the Partnership’s interests in BRELP.
The remainder of this summary assumes that the Partnership and BRELP will be treated as partnerships for U.S. federal tax purposes. The Partnership expects that a substantial portion of the items of income, gain, deduction, loss, or credit realized by the Partnership will be realized in the first instance by BRELP and allocated to the Partnership for reallocation to LP Unitholders. Unless otherwise specified, references in this section to realization of the Partnership’s items of income, gain, loss, deduction, or credit include a realization of such items by BRELP and the allocation of such items to the Partnership.
Consequences to U.S. Holders
Holding of LP Units
Income and loss.   Each U.S. Holder must take into account, as described below, its allocable share of the Partnership’s items of income, gain, loss, deduction, and credit for each of the Partnership’s taxable years ending with or within such U.S. Holder’s taxable year. Each item generally will have the same character and source as though such holder had realized the item directly. Each U.S. Holder must report such items without regard to whether any distribution has been or will be received from the Partnership. Although not required by the limited partnership agreement of the Partnership, the Partnership intends to make cash distributions to all LP Unitholders on a quarterly basis in amounts generally expected to be sufficient to permit U.S. Holders to fund their estimated U.S. tax obligations (including U.S. federal, state, and local income taxes) with respect to their allocable shares of the Partnership’s net income or gain. However, based upon a U.S. Holder’s particular tax situation and simplifying assumptions that the Partnership will make in determining the amount of such distributions, and depending upon whether a U.S. Holder elects to reinvest such distributions pursuant to the distribution reinvestment plan, if available, a U.S. Holder’s tax liability might exceed cash distributions made by the Partnership, in which case any tax liabilities arising from the ownership of LP Units would need to be satisfied from such U.S. Holder’s own funds.With respect to U.S. Holders who are individuals, certain dividends paid by a corporation (including certain qualified foreign corporations) to the Partnership and that are allocable to such U.S. Holders may qualify for reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of specified income tax treaties with the United States. In addition, a foreign corporation is treated as a qualified corporation with respect to its shares that are readily tradable on an established securities market in the United States. Among other exceptions, U.S. Holders who are individuals will not be eligible for reduced rates of taxation on any dividends if the payer is a PFIC for the taxable year in which such dividends are paid or for the preceding taxable year. Dividends received by non-corporate U.S. Holders may be subject to an additional Medicare tax on unearned income of 3.8% (see “— Medicare Tax” below). U.S. Holders that are corporations generally will not be entitled to a “dividends received deduction” in respect of dividends paid by non-U.S. corporations in which the Partnership (through BRELP) owns stock. Each U.S. Holder should consult its own tax adviser regarding the application of the foregoing rules in light of its particular circumstances.
For U.S. federal income tax purposes, a U.S. Holder’s allocable share of the Partnership’s items of income, gain, loss, deduction, or credit will be governed by the limited partnership agreement of the Partnership if such allocations have “substantial economic effect” or are determined to be in accordance with such U.S. Holder’s interest in the Partnership. Similarly, the Partnership’s allocable share of items of income, gain, loss, deduction, or credit of BRELP will be governed by the limited partnership agreement of BRELP if such allocations have “substantial economic effect” or are determined to be in accordance with the Partnership’s interest in BRELP. The General Partner and the general partner of BRELP believe that, for U.S. federal income tax purposes, such allocations should be given effect, and the General Partner and the general partner of BRELP intend to prepare and file tax returns based on such allocations. If the IRS were to successfully challenge the allocations made pursuant to either the limited partnership agreement of the Partnership or the limited partnership agreement of BRELP, the resulting allocations for U.S. federal income tax purposes might be less favorable than the allocations set forth in such agreements.
Basis.   Each U.S. Holder will have an initial tax basis in its LP Units equal to the amount of cash paid for such LP Units, increased by such holder’s share of the Partnership’s liabilities, if any. That basis will be increased by such U.S. Holder’s share of the Partnership’s income and by increases in such U.S. Holder’s share of the Partnership’s liabilities, if any. That basis will be decreased, but not below zero, by distributions a U.S. Holder receives from the Partnership, by such U.S. Holder’s share of the Partnership’s losses, and by any decrease in such U.S. Holder’s share of the Partnership’s liabilities. The IRS has ruled that a partner in a partnership, unlike a stockholder of a corporation, has a single, or “unitary”, tax basis in his or her partnership interest. As a result, any amount a U.S. Holder pays to acquire additional LP Units (including through the distribution reinvestment plan, if available) will be averaged with the adjusted tax basis of LP Units owned by such holder prior to the acquisition of such additional LP Units. The General Partner and the general partner of BRELP express no opinion regarding the appropriate methodology to be used in making this determination.For purposes of the foregoing rules, the rules discussed immediately below, and the rules applicable to a sale or exchange of LP Units, the Partnership’s liabilities generally will include the Partnership’s share of any liabilities of BRELP.
Limits on deductions for losses and expenses.   A U.S. Holder’s deduction of its allocable share of the Partnership’s losses will be limited to such U.S. Holder’s tax basis in LP Units and, if the holder is an individual or a corporate holder that is subject to the “at risk” rules, to the amount for which the holder is considered to be “at risk” with respect to the Partnership’s activities, if that is less than such U.S. Holder’s tax basis. In general, a U.S. Holder will be at risk to the extent of such holder’s tax basis in LP Units, reduced by (i) the portion of that basis attributable to such U.S. Holder’s share of the Partnership’s liabilities for which the holder will not be personally liable (excluding certain qualified non-recourse financing) and (ii) any amount of money the U.S. Holder borrows to acquire or hold LP Units, if the lender of those borrowed funds owns an interest in the Partnership, is related to the U.S. Holder, or can look only to LP Units for repayment. A U.S. Holder’s at-risk amount generally will increase by such U.S. Holder’s allocable share of the Partnership’s income and gain and decrease by distributions received from the Partnership and such U.S. Holder’s allocable share of losses and deductions. A U.S. Holder must recapture losses deducted in previous years to the extent that distributions cause such U.S. Holder’s at-risk amount to be less than zero at the end of any taxable year. Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that such U.S. Holder’s tax basis or at-risk amount, whichever is the limiting factor, subsequently increases. Upon the taxable disposition of LP Units, any gain recognized by a U.S. Holder can be offset by losses that were previously suspended by the at-risk limitation, but may not be offset by losses suspended by the basis limitation. Any excess loss above the gain previously suspended by the at-risk or basis limitations may no longer be used. An additional limitation may apply to the deduction of certain “excess business losses” by non-corporate U.S. Holders for taxable years beginning after December 31, 2020, and before January 1, 2029. Each U.S. Holder should consult its own tax adviser regarding the limitations on the deductibility of losses under the Code.
Limitations on deductibility of organizational expenses and syndication fees.   In general, neither the Partnership nor any U.S. Holder may deduct organizational or syndication expenses. Similar rules apply to organizational or syndication expenses incurred by BRELP. Syndication fees (which would include any sales or placement fees or commissions) must be capitalized and cannot be amortized or otherwise deducted.
Limitations on interest deductions.   A U.S. Holder’s share of the Partnership’s interest expense, if any, is likely to be treated as “investment interest” expense. For a non-corporate U.S. Holder, the deductibility of “investment interest” expense generally is limited to the amount of such holder’s “net investment income”. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. A U.S. Holder’s share of the Partnership’s dividend and interest income will be treated as investment income, although “qualified dividend income” subject to reduced rates of tax in the hands of an individual will only be treated as investment income if such individual elects to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for a U.S. Holder’s share of the Partnership’s interest expense. Under Section 163(j) of the Code, additional limitations may apply to a corporate U.S. Holder’s share of the Partnership’s interest expense, if any.
Deductibility of partnership investment expenditures by individual partners and by trusts and estates.   Individuals and certain estates and trusts are not permitted to claim miscellaneous itemized deductions for taxable years beginning after December 31, 2017, and before January 1, 2026. Such miscellaneous itemized deductions may include the operating expenses of the Partnership, including the Partnership’s allocable share of any management fees.
Treatment of Distributions
Distributions of cash by the Partnership generally will not be taxable to a U.S. Holder to the extent of such holder’s adjusted tax basis (described above) in LP Units. Any cash distributions in excess of a U.S. Holder’s adjusted tax basis generally will be considered to be gain from the sale or exchange of LP Units (described below). Such gain generally will be treated as capital gain and will be long-term capital gain if a U.S. Holder’s holding period for LP Units exceeds one year. A reduction in a U.S. Holder’s allocable share of the Partnership liabilities, and certain distributions of marketable securities by the Partnership, if any, will be treated similar to cash distributions for U.S. federal income tax purposes.
Sale or Exchange of LP Units
A U.S. Holder will recognize gain or loss on the sale or taxable exchange of LP Units equal to the difference, if any, between the amount realized and such U.S. Holder’s tax basis in LP Units sold or exchanged. A U.S. Holder’s amount realized will be measured by the sum of the cash or the fair market value of other property received plus such U.S. Holder’s share of the Partnership’s liabilities, if any.
Gain or loss recognized by a U.S. Holder upon the sale or exchange of LP Units generally will be taxable as capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the LP Units for more than one year on the date of such sale or exchange. Assuming a U.S. Holder has not elected to treat its share of the Partnership’s investment in any PFIC as a “qualified electing fund”, gain attributable to such investment in a PFIC would be taxable in the manner described below in “— Passive Foreign Investment Companies”. In addition, certain gain attributable to “unrealized receivables” or “inventory items” could be characterized as ordinary income rather than capital gain. For example, if the Partnership were to hold debt acquired at a market discount, accrued market discount on such debt would be treated as “unrealized receivables”. The deductibility of capital losses is subject to limitations.
Each U.S. Holder who acquires LP Units at different times and intends to sell all or a portion of its LP Units within a year of the most recent purchase is urged to consult its own tax adviser regarding the application of certain “split holding period” rules to such sale and the treatment of any gain or loss as long-term or short-term capital gain or loss.
Medicare Tax
U.S. Holders that are individuals, estates, or trusts may be required to pay a 3.8% Medicare tax on the lesser of (i) the excess of such U.S. Holders’ “modified adjusted gross income” (or “adjusted gross income” in the case of estates and trusts) over certain thresholds and (ii) such U.S. Holders’ “net investment income” (or “undistributed net investment income” in the case of estates and trusts). Net investment income generally is expected to include an LP Unitholder’s allocable share of the Partnership’s income, as well as gain realized by an LP Unitholder from a sale of LP Units.
Foreign Tax Credit Limitations
Each U.S. Holder generally will be entitled to a foreign tax credit with respect to such U.S. Holder’s allocable share of creditable foreign taxes paid on the Partnership’s income and gains. Complex rules may, depending on such U.S. Holder’s particular circumstances, limit the availability or use of foreign tax credits. For example, gain from the sale of the Partnership’s investments may be treated as U.S.-source gain. Consequently, a U.S. Holder may not be able to use the foreign tax credit arising from any foreign taxes imposed on such gains unless the credit can be applied (subject to applicable limitations) against U.S. tax due on other income treated as derived from foreign sources. Certain losses that the Partnership incurs may be treated as foreign-source losses, which could reduce the amount of foreign tax credits otherwise available.
Deduction for Qualified Business Income
For taxable years beginning after December 31, 2017, and before January 1, 2026, U.S. taxpayers who have domestic “qualified business income” from a partnership generally are entitled to deduct the lesser of such qualified business income or 20% of taxable income. The 20% deduction is also allowed for “qualified publicly traded partnership income”. A U.S. Holder’s allocable share of the Partnership’s income is not expected to be treated as qualified business income or as qualified publicly traded partnership income.
Section 754 Election
The Partnership and BRELP have each made the election permitted by Section 754 of the Code (the “Section 754 Election”). The Section 754 Election cannot be revoked without the consent of the IRS. The Section 754 Election generally requires the Partnership to adjust the tax basis in its assets, or inside basis, attributable to a transferee of LP Units under Section 743(b) of the Code to reflect the purchase price paid by the transferee for LP Units. This election does not apply to a person who purchases LP Units directly from the Partnership. For purposes of this discussion, a transferee’s inside basis in the Partnership’s assets will be considered to have two components: (i) the transferee’s share of the Partnership’s tax basis in the Partnership’s assets, or common basis, and (ii) the adjustment under Section 743(b) of the Code to that basis. The foregoing rules would also apply to BRELP.
Generally, a Section 754 Election would be advantageous to a transferee U.S. Holder if such U.S. Holder’s tax basis in its LP Units were higher than such LP Units’ share of the aggregate tax basis of the Partnership’s assets immediately prior to the transfer. In that case, as a result of the Section 754 Election, the transferee U.S. Holder would have a higher tax basis in its share of the Partnership’s assets for purposes of calculating, among other items, such holder’s share of any gain or loss on a sale of the Partnership’s assets. Conversely, a Section 754 Election would be disadvantageous to a transferee U.S. Holder if such U.S. Holder’s tax basis in its LP Units were lower than such LP Units’ share of the aggregate tax basis of the Partnership’s assets immediately prior to the transfer. Thus, the fair market value of LP Units may be affected either favorably or adversely by the election.

Without regard to whether the Section 754 Election is made, if LP Units are transferred at a time when the Partnership has a “substantial built-in loss” in its assets, the Partnership will be obligated to reduce the tax basis in the portion of such assets attributable to such LP Units.
The calculations involved in the Section 754 Election are complex, and the General Partner and the general partner of BRELP advise that each will make such calculations on the basis of assumptions as to the value of the Partnership assets and other matters. Each U.S. Holder should consult its own tax adviser as to the effects of the Section 754 Election.
Uniformity of LP Units
Because the Partnership cannot match transferors and transferees of LP Units, the Partnership must maintain the uniformity of the economic and tax characteristics of LP Units to a purchaser of LP Units. In the absence of uniformity, the Partnership may be unable to comply fully with a number of U.S. federal income tax requirements. A lack of uniformity can result from a literal application of certain Treasury Regulations to the Partnership’s Section 743(b) adjustments, a determination that the Partnership’s Section 704(c) allocations are unreasonable, or other reasons. Section 704(c) allocations would be intended to reduce or eliminate the disparity between tax basis and the value of the Partnership’s assets in certain circumstances, including on the issuance of additional LP Units. In order to maintain the fungibility of all LP Units at all times, the Partnership will seek to achieve the uniformity of U.S. tax treatment for all purchasers of LP Units which are acquired at the same time and price (irrespective of the identity of the particular seller of LP Units or the time when LP Units are issued), through the application of certain tax accounting principles that the General Partner believes are reasonable for the Partnership. However, the IRS may disagree with the Partnership and may successfully challenge its application of such tax accounting principles. Any non-uniformity could have a negative impact on the value of LP Units.
Foreign Currency Gain or Loss
The Partnership’s functional currency is the U.S. dollar, and the Partnership’s income or loss is calculated in U.S. dollars. It is likely that the Partnership will recognize “foreign currency” gain or loss with respect to transactions involving non-U.S. dollar currencies. In general, foreign currency gain or loss is treated as ordinary income or loss. Each U.S. Holder should consult its own tax adviser regarding the tax treatment of foreign currency gain or loss.
Passive Foreign Investment Companies
U.S. Holders may be subject to special rules applicable to indirect investments in foreign corporations, including an investment through the Partnership in a PFIC. A PFIC is defined as any foreign corporation with respect to which (after applying certain look-through rules) either (i) 75% or more of its gross income for a taxable year is “passive income” or (ii) 50% or more of its assets in any taxable year produce or are held for the production of “passive income”. There are no minimum stock ownership requirements for PFICs. If a U.S. Holder holds an interest in a foreign corporation for any taxable year during which the corporation is classified as a PFIC with respect to such holder, then the corporation will continue to be classified as a PFIC with respect to that U.S. Holder for any subsequent taxable year during which the U.S. Holder continues to hold an interest in the corporation, even if the corporation’s income or assets would not cause it to be a PFIC in such subsequent taxable year, unless an exception applies.
Subject to certain elections described below, any gain on the disposition of stock of a PFIC owned by a U.S. Holder indirectly through the Partnership, as well as income realized on certain “excess distributions” by the PFIC, would be treated as though realized ratably over the shorter of the U.S. Holder’s holding period of LP Units or the Partnership’s holding period for the PFIC. Such gain or income generally would be taxable as ordinary income, and dividends paid by the PFIC would not be eligible for the preferential tax rates for dividends paid to non-corporate U.S. Holders. In addition, an interest charge would apply, based on the tax deemed deferred from prior years.
If a U.S. Holder were to make an election to treat such U.S. Holder’s share of the Partnership’s interest in a PFIC as a “qualified electing fund” (a “QEF Election”) for the first year such holder were treated as holding such interest, then in lieu of the tax consequences described in the paragraph immediately above, the

U.S. Holder would be required to include in income each year a portion of the ordinary earnings and net capital gains of the PFIC, even if not distributed to the Partnership or to the holder. A QEF Election must be made by a U.S. Holder on an entity-by-entity basis. To make a QEF Election, a U.S. Holder must, among other things, (i) obtain a PFIC annual information statement (through an intermediary statement supplied by the Partnership) and (ii) prepare and submit IRS Form 8621 with such U.S. Holder’s annual income tax return. To the extent reasonably practicable, the Partnership intends to timely provide U.S. Holders with the information necessary to make a QEF Election with respect to any Partnership entity that the General Partner and the general partner of BRELP believe is a PFIC with respect to a U.S. Holder. Any such election should be made for the first year the Partnership holds an interest in such entity or for the first year in which a U.S. Holder holds LP Units, if later. Non-corporate U.S. Holders making QEF Elections are also subject to special rules for determining their taxable income and basis in LP Units for purposes of the 3.8% Medicare tax (as described above under “— Medicare Tax”).
In the case of a PFIC that is a publicly traded foreign company, and in lieu of making a QEF Election, an election may be made to “mark-to-market” the stock of such foreign company on an annual basis (a “Mark-to-Market Election”). Pursuant to such an election, a U.S. Holder would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. Except for the Partnership and BEPC, none of the existing Partnership entities are expected to be publicly traded, although the Partnership may in the future acquire interests in PFICs which are publicly traded foreign companies. Thus, the Mark-to-Market Election generally is not expected to be available to any U.S. Holder in respect of its indirect ownership interest in any foreign corporation owned by the Partnership.
Based on the organizational structure of the Partnership, as well as the Partnership’s expected income and assets, the General Partner and the general partner of BRELP currently believe that a U.S. Holder is unlikely to be regarded as owning an interest in a PFIC solely by reason of owning LP Units during the taxable year ending December 31, 2023. However, there can be no assurance that an existing Partnership entity or a future entity in which the Partnership acquires an interest will not be classified as a PFIC with respect to a U.S. Holder, because PFIC status is a factual determination that depends on the assets and income of a given entity and must be made on an annual basis. Moreover, in order to ensure that it satisfies the Qualifying Income Exception, among other reasons, the Partnership may decide to hold an existing or future operating entity through a holding entity that would be classified as a PFIC. See “— Investment Structure” below.
Subject to certain exceptions, a U.S. person who directly or indirectly owns an interest in a PFIC generally is required to file an annual report with the IRS, and the failure to file such report could result in the imposition of penalties on such U.S. person and in the extension of the statute of limitations with respect to federal income tax returns filed by such U.S. person. The application of the PFIC rules to U.S. Holders is uncertain in certain respects. Each U.S. Holder should consult its own tax adviser regarding the application of the PFIC rules, including the foregoing filing requirements and the advisability of making a QEF Election or, if applicable, a Mark-to-Market Election, with respect to any PFIC in which such holder is treated as owning an interest through the Partnership.
Investment Structure
To ensure that it meets the Qualifying Income Exception for publicly traded partnerships (discussed above) and complies with certain requirements in its limited partnership agreement, among other reasons, the Partnership may structure certain investments through an entity classified as a corporation for U.S. federal income tax purposes. Such investments will be structured as determined in the sole discretion of the General Partner and the general partner of BRELP generally to be efficient for LP Unitholders. However, because LP Unitholders will be located in numerous taxing jurisdictions, no assurance can be given that any such investment structure will benefit all LP Unitholders to the same extent, and such an investment structure might even result in additional tax burdens on some LP Unitholders. As discussed above, if any such entity were a non-U.S. corporation, it might be considered a PFIC. If any such entity were a U.S. corporation, it would be subject to U.S. federal net income tax on its income, including any gain recognized on the disposition of its investments. In addition, if the investment were to involve U.S. real property, gain recognized on the disposition of the investment by a corporation generally would be subject to corporate-level tax, whether the corporation were a U.S. or a non-U.S. corporation.

U.S. Withholding Taxes
Although each U.S. Holder is required to provide the Partnership with an IRS Form W-9, we nevertheless may be unable to accurately or timely determine the tax status of LP Unitholders for purposes of obtaining reduced rates of withholding. Accordingly, because the Partnership and BRELP are foreign partnerships, and neither the Partnership nor BRELP has entered into an agreement with the IRS to act as a “withholding foreign partnership” for U.S. federal income tax purposes, any payment of an amount which is subject to U.S. federal withholding generally will be subject to U.S. withholding at a rate of 30%. A U.S. Holder would be able to treat as a credit such holder’s allocable share of any U.S. withholding taxes paid in the taxable year in which such withholding taxes were paid and, as a result, might be entitled to a refund of such taxes from the IRS. In the event a U.S. Holder transfers or otherwise disposes of some or all of such holder’s LP Units, special rules might apply for purposes of determining whether such holder or the transferee of such LP Units is subject to U.S. withholding taxes in respect of income allocable to, or distributions made on account of, such LP Units or entitled to refunds of any such taxes withheld. See “Administrative Matters — Certain Effects of a Transfer of LP Units” below. Each U.S. Holder should consult its own tax adviser regarding the treatment of U.S. withholding taxes.
Taxes in Other Jurisdictions
In addition to U.S. federal income tax consequences, an investment in the Partnership could subject a U.S. Holder to U.S. state and local taxes in the U.S. state or locality in which such holder is a resident for tax purposes. A U.S. Holder could also be subject to tax return filing obligations and income, franchise, or other taxes, including withholding taxes, in non-U.S. jurisdictions in which the Partnership invests. The Partnership will attempt, to the extent reasonably practicable, to structure its operations and investments so as to avoid income tax filing obligations by U.S. Holders in non-U.S. jurisdictions. However, there may be circumstances in which the Partnership is unable to do so. Income or gain from investments held by the Partnership may be subject to withholding or other taxes in jurisdictions outside the United States, except to the extent an income tax treaty applies. A U.S. Holder who wishes to claim the benefit of an applicable income tax treaty might be required to submit information to tax authorities in such jurisdictions. Each U.S. Holder should consult its own tax adviser regarding the U.S. state, local, and non-U.S. tax consequences of an investment in the Partnership.
Transferor/Transferee Allocations
The Partnership may allocate items of income, gain, loss and deduction using a monthly convention, whereby any such items recognized in a given month by the Partnership are allocated to LP Unitholders as of a specified date of such month. As a result, a U.S. Holder who transfers LP Units might be allocated income, gain, loss and deduction realized by the Partnership after the date of the transfer. Similarly, if a U.S. Holder acquires additional LP Units, such holder may be allocated income, gain, loss and deduction realized by the Partnership prior to such U.S. Holder’s ownership of such LP Units.
Section 706 of the Code generally governs allocations of items of partnership income and deductions between transferors and transferees of partnership interests, and the Treasury Regulations provide a safe harbor allowing a publicly traded partnership to use a monthly simplifying convention for such purposes. However, it is not clear that the Partnership’s allocation method complies with the requirements. If the Partnership’s convention were not permitted, the IRS might contend that the Partnership’s taxable income or losses must be reallocated among unitholders. If such a contention were sustained, a U.S. Holder’s tax liabilities might be adjusted to such holder’s detriment. The General Partner is authorized to revise the Partnership’s method of allocation between transferors and transferees (as well as among LP Unitholders whose interests otherwise vary during a taxable period).
U.S. Federal Estate Tax Consequences
If LP Units are included in the gross estate of a U.S. citizen or resident for U.S. federal estate tax purposes, then a U.S. federal estate tax might be payable in connection with the death of such person. Individual U.S. Holders should consult their own tax advisers concerning the potential U.S. federal estate tax consequences with respect to LP Units.

Certain Reporting Requirements
A U.S. Holder who invests more than $100,000 in the Partnership may be required to file IRS Form 8865 reporting the investment with such U.S. Holder’s U.S. federal income tax return for the year that includes the date of the investment. A U.S. Holder may be subject to substantial penalties if it fails to comply with this and other information reporting requirements with respect to an investment in LP Units. Each U.S. Holder should consult its own tax adviser regarding such reporting requirements.
U.S. Taxation of Tax-Exempt U.S. Holders of LP Units
Income recognized by a U.S. tax-exempt organization is exempt from U.S. federal income tax, except to the extent of the organization’s “unrelated business taxable income” (“UBTI”). UBTI is defined generally as any gross income derived by a tax-exempt organization from an unrelated trade or business that it regularly carries on, less the deductions directly connected with that trade or business. In addition, income arising from a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) that holds operating assets or is otherwise engaged in a trade or business generally will constitute UBTI. Notwithstanding the foregoing, UBTI generally does not include any dividend income, interest income, certain other categories of passive income, or capital gains realized by a tax-exempt organization, so long as such income is not “debt-financed”, as discussed below. The General Partner believes that the Partnership should not be regarded as engaged in a trade or business, and anticipates that any operating assets held by the Partnership will be held through entities that are treated as corporations for U.S. federal income tax purposes.
The exclusion from UBTI does not apply to income from “debt-financed property”, which is treated as UBTI to the extent of the percentage of such income that the average acquisition indebtedness with respect to the property bears to the average tax basis of the property for the taxable year. If an entity treated as a partnership for U.S. federal income tax purposes incurs acquisition indebtedness, a tax-exempt partner in such partnership will be deemed to have acquisition indebtedness equal to its allocable portion of such acquisition indebtedness. If any such indebtedness were used by the Partnership or by BRELP to acquire property, such property generally would constitute debt-financed property, and any income from or gain from the disposition of such debt-financed property allocated to a tax-exempt organization generally would constitute UBTI to such tax-exempt organization. In addition, even if such indebtedness were not used either by the Partnership or by BRELP to acquire property but were instead used to fund distributions to LP Unitholders, if a tax-exempt organization subject to taxation in the United States were to use such proceeds to make an investment outside the Partnership, the IRS might assert that such investment constitutes debt-financed property to such LP Unitholder with the consequences noted above. The Partnership and BRELP currently do not have any outstanding indebtedness used to acquire property, and the General Partner and the general partner of BRELP do not believe that the Partnership or BRELP will generate UBTI attributable to debt-financed property in the future. Moreover, the General Partner and the general partner of BRELP intend to use commercially reasonable efforts to structure the activities of the Partnership and BRELP, respectively, to avoid generating income connected with the conduct of a trade or business (which income generally would constitute UBTI to the extent allocated to a tax-exempt organization). However, neither the Partnership nor BRELP is prohibited from incurring indebtedness, and no assurance can be provided that neither the Partnership nor BRELP will generate UBTI attributable to debt-financed property in the future. Tax-exempt U.S. Holders should consult their own tax advisers regarding the tax consequences of an investment in LP Units.
Consequences to Non-U.S. Holders
Holding of LP Units and Other Considerations
The General Partner and the general partner of BRELP intend to use commercially reasonable efforts to structure the activities of the Partnership and BRELP, respectively, to avoid the realization by the Partnership and BRELP of income treated as effectively connected with a U.S. trade or business, including effectively connected income attributable to the sale of a “United States real property interest”, as defined in the Code. Specifically, the Partnership intends not to make an investment, whether directly or through an entity which would be treated as a partnership for U.S. federal income tax purposes, if the General Partner believes at the time of such investment that such investment would generate income treated as effectively connected with a U.S. trade or business. If, as anticipated, the Partnership is not treated as engaged in a U.S. trade or business or as deriving income which is treated as effectively connected with a U.S. trade or business, and provided that a Non-U.S. Holder is not itself engaged in a U.S. trade or business, then such Non-U.S. Holder generally will not be subject to U.S. tax return filing requirements solely as a result of owning LP Units and generally will not be subject to U.S. federal income tax on its allocable share of the Partnership’s interest and dividends from non-U.S. sources or gain from the sale or other disposition of securities or real property located outside of the United States.
In addition, if, as anticipated, the Partnership is not engaged in a U.S. trade or business, the amount realized by a Non-U.S. Holder upon the disposition of LP Units generally will not be subject to U.S. federal income tax, including U.S. federal withholding tax. Under Section 1446(f) of the Code, the transferee of an interest in a partnership that is engaged in a U.S. trade or business generally is required to withhold 10% of the amount realized by the transferor, unless the transferor certifies that it is not a foreign person. In the case of a transfer of an interest in a publicly traded partnership effected through a broker, the broker bears the primary responsibility for such withholding. Moreover, if Section 1446(f) of the Code applies, a broker may be required to withhold 10% of the amount of a distribution exceeding a publicly traded partnership’s cumulative net income. However, under Treasury Regulations, no withholding is required if the broker properly relies on a certification made by a publicly traded partnership in a “qualified notice” that the “10-percent exception” applies. The 10-percent exception applies to a transfer of a publicly traded interest in a publicly traded partnership if: (i) the publicly traded partnership was not engaged in a U.S. trade or business at any time during a specified period of time; or (ii) upon a hypothetical sale of the publicly traded partnership’s assets at fair market value, (1) the amount of net gain that would have been effectively connected with the conduct of a trade or business within the United States would be less than 10% of the total net gain, or (2) no gain would have been effectively connected with the conduct of a trade or business in the United States.
Based on the intention of the General Partner and the general partner of BRELP to use commercially reasonable efforts to structure the activities of the Partnership and BRELP, respectively, to avoid the realization of income treated as effectively connected with a U.S. trade or business, the General Partner has provided and intends to continue to provide timely qualified notices on a quarterly basis certifying that the 10-percent exception applies, so that no withholding under Section 1446(f) of the Code applies to a Non-U.S. Holder’s sale or other disposition of LP Units effected through a broker or to any distributions on LP Units.
However, there can be no assurance that the law will not change or that the IRS will not deem the Partnership to be engaged in a U.S. trade or business. If, contrary to the General Partner’s expectations, the Partnership is treated as engaged in a U.S. trade or business, then a Non-U.S. Holder generally would be required to file a U.S. federal income tax return, even if no effectively connected income were allocable to it. If the Partnership were to have income treated as effectively connected with a U.S. trade or business, then a Non-U.S. Holder would be required to report that income and would be subject to U.S. federal income tax at the regular graduated rates. In addition, the amount of a distribution to a Non-U.S. Holder attributable to such effectively connected income generally would be subject to withholding at the highest applicable effective tax rate. A corporate Non-U.S. Holder might also be subject to branch profits tax at a rate of 30%, or at a lower treaty rate, if applicable. If, contrary to expectation, the Partnership were engaged in a U.S. trade or business, then gain or loss from the sale of LP Units by a Non-U.S. Holder would be treated as effectively connected with such trade or business to the extent that such Non-U.S. Holder would have had effectively connected gain or loss had the Partnership sold all of its assets at their fair market value as of the date of such sale. In such case, any such effectively connected gain generally would be taxable at the regular graduated U.S. federal income tax rates, and the amount realized from any such sale by a Non-U.S. Holder, as well as the amount of any distribution exceeding the Partnership’s cumulative net income, generally would be subject to the 10% U.S. federal withholding tax under Section 1446(f) of the Code.
In general, even if the Partnership is not engaged in a U.S. trade or business, and assuming a Non-U.S. Holder is not otherwise engaged in a U.S. trade or business, such holder will nonetheless be subject to a withholding tax of 30% on the gross amount of certain U.S.-source income which is not effectively connected with a U.S. trade or business. Income subjected to such a flat tax rate is income of a fixed or determinable annual or periodic nature, including dividends and certain interest income. Such withholding tax may be reduced or eliminated with respect to certain types of income under an applicable income tax treaty between the United States and a Non-U.S. Holder’s country of residence or under the “portfolio interest” rules or other provisions of the Code, provided that such holder properly certifies its eligibility for such treatment. Notwithstanding the foregoing, and although each Non-U.S. Holder is required to provide the Partnership an applicable IRS Form W-8 (together with appropriate attachments), the Partnership nevertheless may be unable to accurately or timely determine the tax status of LP Unitholders for purposes of establishing whether reduced rates of withholding apply to some or all LP Unitholders. In such a case, a Non-U.S. Holder’s allocable share of distributions of U.S.-source dividend and interest income will be subject to U.S. withholding tax at a rate of 30%. Further, if a Non-U.S. Holder would not be subject to U.S. tax based on its tax status or otherwise were eligible for a reduced rate of U.S. withholding, such holder might need to take additional steps to receive a credit or refund of any excess withholding tax paid on its account, which could include the filing of a non-resident U.S. income tax return with the IRS. Among other limitations applicable to claiming treaty benefits, if a Non-U.S. Holder resides in a treaty jurisdiction which does not treat the Partnership as fiscally transparent, such holder might not be eligible to receive a refund or credit of excess U.S. withholding taxes paid on its account. In the event a Non-U.S. Holder transfers or otherwise disposes of some or all of its LP Units, special rules may apply for purposes of determining whether the holder or the transferee of the LP Units is subject to U.S. withholding taxes in respect of income allocable to, or distributions made on account of, such LP Units or entitled to refunds of any such taxes withheld. See below “Administrative Matters — Certain Effects of a Transfer of LP Units”. Each Non-U.S. Holder should consult its own tax adviser regarding the treatment of U.S. withholding taxes.
Special rules may apply in the case of any Non-U.S. Holder (i) that has an office or fixed place of business in the United States; (ii) that is present in the United States for 183 days or more in a taxable year; or (iii) that is (a) a former citizen or long-term resident of the United States, (b) a foreign insurance company that is treated as holding a partnership interest in the Partnership in connection with its U.S. business, (c) a PFIC, (d) a “controlled foreign corporation” for U.S. federal income tax purposes, or (e) a corporation that accumulates earnings to avoid U.S. federal income tax. Each Non-U.S. Holder should consult its own tax adviser regarding the application of these special rules.
Administrative Matters
Information Returns and Audit Procedures
The Partnership has agreed to use commercially reasonable efforts to provide U.S. tax information on its website (including IRS Schedule K-1 information needed to determine an LP Unitholder’s allocable share of the Partnership’s income, gain, losses and deductions) no later than 90 days after the end of the Partnership’s taxable year. In addition, the Partnership will provide an IRS Schedule K-1 to any LP Unitholder that furnishes the Partnership or its agents with certain basic information regarding such holder’s LP Units. To assist each LP Unitholder in this regard, the Partnership maintains a website in respect of 2012 and subsequent taxation years. Under IRS guidance, certain partnerships are also required to provide IRS Schedule K-3, which generally describes a partner’s share of certain items of international tax relevance from the operations of the partnership. The Partnership generally expects to provide IRS Schedule K-3 (as applicable) to LP Unitholders. However, providing the foregoing U.S. tax information to LP Unitholders will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from lower-tier entities. It is therefore possible that, in any taxable year, an LP Unitholder will need to apply for an extension of time to file such LP Unitholder’s tax returns. In preparing this U.S. tax information, the Partnership will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine an LP Unitholder’s share of income, gain, loss and deduction. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to an LP Unitholder’s income or loss.
The Partnership may be audited by the IRS. Adjustments resulting from an IRS audit could require an LP Unitholder to adjust a prior year’s tax liability and result in an audit of such holder’s own tax return. Any audit of an LP Unitholder’s tax return could result in adjustments not related to the Partnership’s tax returns, as well as those related to the Partnership’s tax returns. If the IRS makes an audit adjustment to the Partnership’s income tax returns, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from the Partnership instead of LP Unitholders (as under prior law). The Partnership may be permitted to elect to have the General Partner and LP Unitholders take such audit adjustment into account in accordance with their interests in the Partnership during the taxable year under audit. However, there can be no assurance that the Partnership will choose to make such election or that it will be available in all circumstances. If the Partnership does not make the election, and it pays taxes, penalties, or interest as a result of an audit adjustment, then cash available for distribution to LP Unitholders might be substantially reduced. As a result, current LP Unitholders might bear some or all of the cost of the tax liability resulting from such audit adjustment, even if current LP Unitholders did not own LP Units during the taxable year under audit. The foregoing considerations also apply with respect to the Partnership’s interest in BRELP.
Pursuant to the partnership audit rules, a “partnership representative” designated by the Partnership will have the sole authority to act on behalf of the Partnership in connection with any administrative or judicial review of the Partnership’s items of income, gain, loss, deduction, or credit. In particular, the partnership representative will have the sole authority to bind both former and current LP Unitholders and to make certain elections on behalf of the Partnership pursuant to the partnership audit rules.
The application of the partnership audit rules to the Partnership and LP Unitholders is uncertain. Each LP Unitholder should consult its own tax adviser regarding the implications of the partnership audit rules for an investment in LP Units.
Tax Shelter Regulations and Related Reporting Requirements
If the Partnership were to engage in a “reportable transaction”, the Partnership (and possibly LP Unitholders) would be required to make a detailed disclosure of the transaction to the IRS in accordance with regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or “transaction of interest”, or that it produces certain kinds of losses exceeding certain thresholds. An investment in the Partnership may be considered a “reportable transaction” if, for example, the Partnership were to recognize certain significant losses in the future. In certain circumstances, an LP Unitholder who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Certain of these rules are unclear, and the scope of reportable transactions can change retroactively. Therefore, it is possible that the rules may apply to transactions other than significant loss transactions.
Moreover, if the Partnership were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, an LP Unitholder might be subject to significant accuracy-related penalties with a broad scope, for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability, and in the case of a listed transaction, an extended statute of limitations. The Partnership does not intend to participate in any reportable transaction with a significant purpose to avoid or evade tax, nor does the Partnership intend to participate in any listed transactions. However, no assurance can be provided that the IRS will not assert that the Partnership has participated in such a transaction.
Each LP Unitholder should consult its own tax adviser concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the disposition of LP Units.
Taxable Year
The Partnership currently uses the calendar year as its taxable year for U.S. federal income tax purposes. Under certain circumstances which the Partnership currently believes are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.
Withholding and Backup Withholding
For each calendar year, the Partnership may be required to report to each LP Unitholder and to the IRS the amount of distributions that the Partnership pays, and the amount of tax (if any) that the Partnership withholds on these distributions. The proper application to the Partnership of the rules for withholding under Sections 1441 through 1446 of the Code (applicable to certain dividends, interest, and amounts treated as effectively connected with a U.S. trade or business, among other items) is unclear. Because the documentation the Partnership receives may not properly reflect the identities of LP Unitholders at any particular time (in light of possible sales of LP Units), the Partnership may over-withhold or under-withhold with respect to a particular LP Unitholder. For example, the Partnership may impose withholding, remit such amount to the IRS and thus reduce the amount of a distribution paid to a Non-U.S. Holder. It may be the case, however, that the corresponding amount of the Partnership’s income was not properly allocable to such holder, and the appropriate amount of withholding should have been less than the actual amount withheld. Such Non-U.S. Holder would be entitled to a credit against the holder’s U.S. federal income tax liability for all withholding, including any such excess withholding. However, if the withheld amount were to exceed the holder’s U.S. federal income tax liability, the holder would need to apply for a refund to obtain the benefit of such excess withholding. Similarly, the Partnership may fail to withhold with respect to a payment, and it may be the case that the corresponding income was properly allocable to a Non-U.S. Holder and that withholding should have been imposed. In such case, the Partnership intends to pay the under-withheld amount to the IRS, and the Partnership may treat such under-withholding as an expense that will be borne indirectly by all LP Unitholders on a pro rata basis (since the Partnership may be unable to allocate any such excess withholding tax cost to the relevant Non-U.S. Holder).
Under the backup withholding rules, an LP Unitholder may be subject to backup withholding tax with respect to distributions paid unless such holder: (i) is an exempt recipient and demonstrates this fact when required; or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding tax, and otherwise complies with the applicable requirements of the backup withholding tax rules. A U.S. Holder that is exempt should certify such status on a properly completed IRS Form W-9. A Non-U.S. Holder may qualify as an exempt recipient by submitting a properly completed applicable IRS Form W-8 (together with appropriate attachments). Backup withholding is not an additional tax. The amount of any backup withholding from a payment to an LP Unitholder will be allowed as a credit against such LP Unitholder’s U.S. federal income tax liability and may entitle such LP Unitholder to a refund from the IRS, provided the LP Unitholder supplies the required information to the IRS in a timely manner.
If an LP Unitholder does not timely provide the Partnership, or the applicable nominee, broker, clearing agent, or other intermediary, with IRS Form W-9 or IRS Form W-8, as applicable, or such form is not properly completed, then the Partnership may become subject to U.S. backup withholding taxes in excess of what would have been imposed had the Partnership or the applicable intermediary received properly completed forms from all LP Unitholders. For administrative reasons, and in order to maintain the fungibility of LP Units, such excess U.S. backup withholding taxes, and if necessary similar items, may be treated by the Partnership as an expense that will be borne indirectly by all LP Unitholders on a pro rata basis (e.g., since it may be impractical for the Partnership to allocate any such excess withholding tax cost to LP Unitholders that failed to timely provide the proper U.S. tax forms).
Foreign Account Tax Compliance
The Foreign Account Tax Compliance (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act of 2010 impose a 30% withholding tax on “withholdable payments” made to a “foreign financial institution” or a “non-financial foreign entity”, unless such financial institution or entity satisfies certain information reporting or other requirements. Withholdable payments include certain U.S.-source income, such as interest, dividends and other passive income. Proposed Treasury Regulations eliminate the requirement to withhold tax under FATCA on gross proceeds from the sale or disposition of property. The IRS has announced that taxpayers are permitted to rely on the proposed regulations until final Treasury Regulations are issued.
We intend to comply with FATCA so as to ensure that the 30% withholding tax does not apply to withholdable payments received by the Partnership, BRELP, or their holding entities or operating entities. Nonetheless, the 30% withholding tax may also apply to an LP Unitholder’s allocable share of distributions attributable to withholdable payments, unless the LP Unitholder properly certifies its FATCA status on IRS Form W-8 or IRS Form W-9 (as applicable) and satisfies any additional requirements under FATCA.
In compliance with FATCA, information regarding certain LP Unitholders’ ownership of LP Units may be reported to the IRS or to a non-U.S. governmental authority. FATCA remains subject to modification by an applicable intergovernmental agreement between the United States and another country, such as the agreement in effect between the United States and Bermuda for cooperation to facilitate the implementation of FATCA, or by future Treasury Regulations or guidance. Each LP Unitholder should consult its own tax adviser regarding the consequences under FATCA of an investment in LP Units.
Information Reporting with Respect to Foreign Financial Assets
Under Treasury Regulations, certain U.S. persons that own “specified foreign financial assets” with an aggregate fair market value exceeding either $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year generally are required to file an information report with respect to such assets with their tax returns. Significant penalties may apply to persons who fail to comply with these rules. Specified foreign financial assets include not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person, and any interest in a foreign entity. The failure to report information required under the current regulations could result in substantial penalties and in the extension of the statute of limitations with respect to federal income tax returns filed by an LP Unitholder. Each LP Unitholder should consult its own tax adviser regarding the possible implications of these Treasury Regulations for an investment in LP Units.
Certain Effects of a Transfer of LP Units
The Partnership may allocate items of income, gain, loss, deduction and credit using a monthly convention, whereby any such items recognized in a given month by the Partnership are allocated to LP Unitholders as of a specified date of such month. Any U.S. withholding taxes applicable to dividends received by BRELP (and, in turn, the Partnership) generally will be withheld only when such dividends are paid. Because the Partnership generally intends to distribute amounts received in respect of dividends shortly after receipt of such amounts, it is generally expected that any U.S. withholding taxes withheld on such amounts will correspond to LP Unitholders who were allocated income and who received the distributions in respect of such amounts. BRELP may invest in debt obligations or other securities for which the accrual of interest or income thereon is not matched by a contemporaneous receipt of cash. Any such accrued interest or other income would be allocated pursuant to such monthly convention. Consequently, LP Unitholders may recognize income in excess of cash distributions received from the Partnership, and any income so included by an LP Unitholder would increase the basis such LP Unitholder has in LP Units and would offset any gain (or increase the amount of loss) realized by such LP Unitholder on a subsequent disposition of its LP Units. In addition, U.S. withholding taxes generally would be withheld only on the payment of cash in respect of such accrued interest or other income, and, therefore, it is possible that some LP Unitholders would be allocated income which might be distributed to a subsequent LP Unitholder, and such subsequent LP Unitholder would be subject to withholding at the time of distribution. As a result, the subsequent LP Unitholder, and not the LP Unitholder who was allocated income, would be entitled to claim any available credit with respect to such withholding.
BRELP has invested and will continue to invest in certain holding entities and operating entities organized in non-U.S. jurisdictions, and income and gain from such investments may be subject to withholding and other taxes in such jurisdictions. If any such non-U.S. taxes were imposed on income allocable to an LP Unitholder, and such LP Unitholder were thereafter to dispose of its LP Units prior to the date distributions were made in respect of such income, under applicable provisions of the Code and Treasury Regulations, the LP Unitholder to whom such income was allocated (and not the LP Unitholder to whom distributions were ultimately made) would, subject to other applicable limitations, be the party permitted to claim a credit for such non-U.S. taxes for U.S. federal income tax purposes. Thus, an LP Unitholder may be affected either favorably or adversely by the foregoing rules. Complex rules may, depending on an LP Unitholder’s particular circumstances, limit the availability or use of foreign tax credits, and LP Unitholders are urged to consult their own tax advisers regarding all aspects of foreign tax credits.
Nominee Reporting
Persons who hold an interest in the Partnership as a nominee for another person may be required to furnish to the Partnership:

i.
the name, address and taxpayer identification number of the beneficial owner and the nominee;

ii.
whether the beneficial owner is (a) a person that is not a U.S. person, (b) a foreign government, an international organization, or any wholly-owned agency or instrumentality of either of the foregoing, or (c) a tax-exempt entity;

iii.
the amount and description of LP Units held, acquired, or transferred for the beneficial owner; and

iv.
specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions may be required to furnish additional information, including whether they are U.S. persons and specific information on LP Units they acquire, hold, or transfer for their own account. A penalty of $250 per failure (as adjusted for inflation), up to a maximum of $3,000,000 per calendar year (as adjusted for inflation), generally is imposed by the Code for the failure to report such information to the Partnership. The nominee is required to supply the beneficial owner of LP Units with the information furnished to the Partnership.
New Legislation or Administrative or Judicial Action
The U.S. federal income tax treatment of LP Unitholders depends, in some instances, on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. LP Unitholders should be aware that the U.S. federal income tax rules, particularly those applicable to partnerships, are constantly under review (including currently) by the Congressional tax-writing committees and other persons involved in the legislative process, the IRS, the U.S. Treasury Department and the courts, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations, any of which could adversely affect the value of LP Units and be effective on a retroactive basis. For example, changes to the U.S. federal tax laws and interpretations thereof could make it more difficult or impossible for the Partnership to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, change the character or treatment of portions of the Partnership’s income, reduce the net amount of distributions available to LP Unitholders, or otherwise affect the tax considerations of owning LP Units. Such changes could also affect or cause the Partnership to change the way it conducts its activities and adversely affect the value of LP Units.
The Partnership’s organizational documents and agreements permit the General Partner to modify the limited partnership agreement of the Partnership from time to time, without the consent of LP Unitholders, to elect to treat the Partnership as a corporation for U.S. federal tax purposes, or to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all Unitholders.
THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO THE PARTNERSHIP AND LP UNITHOLDERS ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN, AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH LP UNITHOLDER, AND IN REVIEWING THIS PROSPECTUS SUPPLEMENT THESE MATTERS SHOULD BE CONSIDERED. EACH LP UNITHOLDER SHOULD CONSULT ITS OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN LP UNITS.

LEGAL MATTERS
The validity of the Offered LP Units will be passed upon for the Partnership by Appleby (Bermuda) Limited, Bermuda counsel to the Partnership. In connection with the issue and sale of the Offered LP Units, certain legal matters will be passed upon, on behalf of the Partnership, by Torys LLP as to Canadian law and U.S. federal and New York law, and, on behalf of the Underwriters, by Goodmans LLP as to Canadian law, and by Milbank LLP, as to U.S. federal and New York law. As at the date of this Prospectus Supplement, the partners and associates of Torys LLP, as a group, Goodmans LLP and Milbank LLP, respectively, as a group, and Appleby (Bermuda) Limited, as a group, beneficially own, directly or indirectly, less than 1% of the outstanding securities of the Partnership.
EXPERTS
The consolidated financial statements of the Partnership as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, incorporated in this Prospectus Supplement by reference from the Partnership’s Annual Report, and the effectiveness of the Partnership’s internal control over financial reporting as of December 31, 2022, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements have been so incorporated herein by reference in reliance upon the reports of such firm given on their authority as experts in accounting and auditing. Ernst & Young LLP is independent in the context of the CPA Code of Professional Conduct of the Chartered Professional Accountants of Ontario.
EXPENSES
The table below sets forth the expenses, other than underwriting discounts and commissions, to be incurred in connection by us with the issuance and distribution of the Offered LP Units offered under this Prospectus Supplement. All of the amounts below are estimated, other than SEC registration filings fees and NYSE and TSX supplemental listing fees.
SEC and other registration fees	$30,000
NYSE and TSX supplemental listing fees	$100,000
Transfer agent fees	$5,000
Legal fees and expenses	$300,000
Accounting fees and expenses	$250,000
Printing costs	$15,000
Miscellaneous:	$50,000
Total	$750,000

BROOKFIELD RENEWABLE PARTNERS L.P.
Limited Partnership Units
Preferred Limited Partnership Units
BROOKFIELD BRP HOLDINGS (CANADA) INC.
Debt Securities

Brookfield Renewable Partners L.P. (the “Partnership” or “BEP”) may, from time to time, issue and sell its limited partnership units (the “LP Units”) and preferred limited partnership units (“Preferred LP Units”), and certain selling unitholders may sell LP Units, in one or more offerings pursuant to this prospectus. The LP Units and the Preferred LP Units are collectively referred to in this prospectus as the “Units”.
Brookfield BRP Holdings (Canada) Inc. (“NA HoldCo”) may, from time to time, issue and sell senior or subordinated, as applicable, debt securities (the “Debt Securities”). The Units and the Debt Securities are collectively referred to in this prospectus as the “Securities”.
The Debt Securities will be fully and unconditionally guaranteed as to payment of principal, premium (if any) and interest and certain other amounts by the Partnership, and unless we inform you otherwise in a prospectus supplement, will be guaranteed by each of Brookfield Renewable Energy L.P. (“BRELP”), BRP Bermuda Holdings I Limited (“LATAM HoldCo”), Brookfield BRP Europe Holdings (Bermuda) Limited (“Euro HoldCo”), Brookfield Renewable Investments Limited (“InvestCo”) and BEP Subco Inc. (“Canada SubCo” and together with the Partnership, BRELP, LATAM HoldCo, Euro HoldCo and InvestCo, the “Guarantors”).
Each time the Securities are offered, we will provide a prospectus supplement containing more specific information about the particular offering and attach it to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus.
You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents incorporated by reference, before you invest in the Securities.
The LP Units are traded on the New York Stock Exchange (the “NYSE”) under the symbol “BEP” and the Toronto Stock Exchange (the “TSX”) under the symbol “BEP.UN”. We will provide information in the applicable prospectus supplement for the trading market, if any, for any other Securities we may offer.

An investment in the Securities involves a high degree of risk. See “Risk Factors” beginning on page 1.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.
The date of this prospectus is April 8, 2021.

You should rely only on the information contained, or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. References to this “prospectus” include documents incorporated by reference herein. See “Documents Incorporated by Reference.” We are not making an offer of these securities in any jurisdiction where an offer is not permitted and, therefore, this document may only be used where it is legal to offer these securities. The information in this prospectus or the documents incorporated by reference is accurate only as of the date on the front of such documents. Our business, financial condition, results of operations and prospects may have changed since then.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement (the “Registration Statement”) that the Partnership, NA HoldCo and the other Guarantors filed with the U.S. Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under this shelf registration process, we may sell the Securities in one or more offerings. This prospectus provides you with a general description of the Securities. Each time we sell Securities, either separately or together, will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.
Before you invest, you should read both this prospectus and any applicable prospectus supplement, together with additional information incorporated by reference and described under the heading “Documents Incorporated by Reference.” This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the Registration Statement and the exhibits to thereto for further information with respect to us and the securities that may be offered hereunder.
Unless the context requires otherwise, when used in this prospectus, the terms “Brookfield Renewable,” “we,” “us” and “our” refer to the Partnership collectively with its subsidiary entities and operating entities, including NA HoldCo, BRELP, LATAM HoldCo, Euro HoldCo, InvestCo, Canada SubCo and Brookfield Renewable Corporation (“BEPC”).
In this prospectus and any prospectus supplement, unless otherwise indicated, all dollar amounts and references to “$” or “US$” are to U.S. dollars, and all references to “C$” are to Canadian dollars.
WHERE YOU CAN FIND MORE INFORMATION
The Partnership is subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to “foreign private issuers” (as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) and the Partnership will fulfill its obligations with respect to these requirements by filing or furnishing reports with the SEC. In addition, the Partnership is required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. The SEC maintains an internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding the Partnership and other issuers that file electronically with the SEC.
In addition, you may read and copy any reports, statements or other information, other than confidential filings, that the Partnership files with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com, the Canadian equivalent of the SEC’s electronic document gathering and retrieval system. Our reports are also available on our website at https://bep.brookfield.com. The information on our website is not incorporated by reference into the Registration Statement and should not be considered a part of the Registration Statement or this prospectus, and the reference to our website in the Registration Statement and this prospectus is an inactive textual reference only.
As a foreign private issuer, the Partnership is exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and its officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of Units. In addition, the Partnership is not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, the Partnership intends to file with the SEC, as soon as practicable, and in any event within four months after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. The Partnership also intends to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows the Partnership to “incorporate by reference” into this prospectus certain documents that the Partnership files with or furnishes to the SEC. This means that the Partnership can disclose important information to you by referring to those documents. Any reports filed by the Partnership with the SEC after the date of this prospectus and before the date that the offering of the Securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.
The following documents, which have been filed with the securities regulatory authorities in Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference in this prospectus:
1.
the Partnership’s annual report on Form 20-F for the fiscal year ended December 31, 2020, dated and filed on February 26, 2021 (the “Annual Report”), including the description of our LP Units and any amendment or report filed for purposes of updating such description; and

2.
the description of our Preferred LP Units which is contained in our registration statement on Form 8-A, filed with the SEC on February 24, 2020, including any amendment or report filed for the purpose of updating such description.

All annual reports filed by the Partnership with the SEC on Form 20-F and any Form 6-K filed or furnished by the Partnership that is identified in such form as being incorporated by reference into the Registration Statement, in each case, subsequent to the date of this prospectus and prior to the termination of this offering, are incorporated by reference into this prospectus as of the date of the filing of such documents. The Partnership shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to the Partnership, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to:
Brookfield Renewable Partners L.P.
Corporate Secretary
73 Front Street, 5th Floor
Hamilton HM 12
Bermuda
+1 (441) 294-3309
Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded, for the purposes of this prospectus, to the extent that a statement contained in this prospectus, or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
CAUTION REGARDING FORWARD-LOOKING INFORMATION
This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements and information, within the meaning of applicable U.S. and Canadian securities laws. Forward-looking statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Forward-looking statements in this prospectus and the documents incorporated by reference herein include, statements regarding the quality of our assets and the resiliency of the cash flow they will generate, our anticipated financial performance, future commissioning of assets, contracted portfolio, technology diversification, acquisition opportunities, expected completion of acquisitions and dispositions, financing and refinancing opportunities, future energy prices and demand for electricity, economic recovery, achieving long-term average generation, project development and capital expenditure costs, diversification of our investor base, energy policies, economic growth, growth potential of the renewable asset class, our future growth prospects and distribution profile, our access to capital and future dividends and distributions made to holders of LP Units and holders of class A exchangeable subordinate voting shares of BEPC (the “Exchangeable Shares”). In some cases, forward looking statements can be identified by the use of words such as “plans”, “expects”, “scheduled”, “estimates”, “intends”, “anticipates”, “believes”, “potentially”, “tends”, “continue”, “attempts”, “likely”, “primarily”, “approximately”, “endeavors”, “pursues”, “strives”, “seeks”, “targets”, “believes”, or variations of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved. Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information in this prospectus and the documents incorporated by reference herein are based upon reasonable assumptions and expectations, we cannot assure you that such expectations will prove to have been correct. You should not place undue reliance on forward looking statements and information as such statements and information involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information.
The following summarizes some, but not all, of the risks incorporated by reference in this prospectus. Please carefully consider all of the information and risk factors discussed in this prospectus and the documents incorporated by reference for a more thorough description of these and other risks. Risk factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to, the following:
•
changes to hydrology at our hydroelectric facilities, to wind conditions at our wind energy facilities, to irradiance at our solar facilities or to weather generally, as a result of climate change or otherwise, at any of our facilities;

•
volatility in supply and demand in the energy markets;

•
our inability to re-negotiate or replace expiring power purchase agreements on similar terms;

•
increases in water rental costs (or similar fees) or changes to the regulation of water supply;

•
advances in technology that impair or eliminate the competitive advantage of our projects;

•
an increase in the amount of uncontracted generation in our portfolio;

•
industry risks relating to the power markets in which we operate;

•
the termination of, or a change to, the hydrological balancing pool administered by the government of Brazil;

•
increased regulation of our operations;

•
concessions and licenses expiring and not being renewed or replaced on similar terms;

•
our real property rights for wind and solar renewable energy facilities being adversely affected by the rights of lienholders and leaseholders that are superior to those granted to us;

•
increases in the cost of operating our facilities;

•
our failure to comply with conditions in, or our inability to maintain, governmental permits;

•
equipment failures, including relating to wind turbines and solar panels;

•
dam failures and the costs and potential liabilities associated with such failures;

•
force majeure events;

•
uninsurable losses and higher insurance premiums;

•
adverse changes in currency exchange rates and our inability to effectively manage foreign currency exposure;

•
availability and access to interconnection facilities and transmission systems;

•
health, safety, security and environmental risks;

•
energy marketing risks;

•
counterparties to our contracts not fulfilling their obligations;

•
the time and expense of enforcing contracts against non-performing counterparties and the uncertainty of success;

•
our operations being affected by local communities;

•
fraud, bribery, corruption, other illegal acts or inadequate or failed internal processes or systems;

•
some of our acquisitions may be of distressed companies, which may subject us to increased risks, including the incurrence of legal or other expenses;

•
our reliance on computerized business systems, which could expose us to cyber-attacks;

•
newly developed technologies in which we invest not performing as anticipated;

•
labor disruptions and economically unfavorable collective bargaining agreements;

•
our inability to finance our operations due to the status of the capital markets;

•
operating and financial restrictions imposed on us by our loan, debt and security agreements;

•
changes to our credit ratings;

•
our inability to identify sufficient investment opportunities and complete transactions;

•
the growth of our portfolio and our inability to realize the expected benefits of our transactions or acquisitions;

•
our inability to develop greenfield projects or find new sites suitable for the development of greenfield projects;

•
delays, cost overruns and other problems associated with the construction and operation of generating facilities and risks associated with the arrangements we enter into with communities and joint venture partners;

•
the election of Brookfield Asset Management Inc. (“BAM,” and BAM and its subsidiaries other than Brookfield Renewable, “Brookfield”) not to source acquisition opportunities for us and our lack of access to all renewable power acquisitions that Brookfield identifies, including by reason of conflicts of interest;

•
we do not have control over all of our operations or investments;

•
political instability or changes in government policy;

•
pandemics or epidemics, including risks associated with the global pandemic caused by COVID-19, and the related global reduction in commerce and travel and substantial volatility in stock markets worldwide, which may result in a decrease of cash flows and impairment losses and/or revaluations of our investments and assets;

•
the severity, duration and spread of the COVID-19 outbreak, as well as the direct and indirect impacts that the virus may have;

•
foreign laws or regulation to which we become subject as a result of future acquisitions in new markets;

•
changes to government policies that provide incentives for renewable energy;

•
a decline in the value of our investments in securities, including publicly traded securities of other companies;

•
we are not subject to the same disclosure requirements as a U.S. domestic issuer;

•
the separation of economic interest from control within our organizational structure;

v

•
future sales and issuances of our LP Units, Preferred LP Units or securities exchangeable for LP Units, including the Exchangeable Shares, or the perception of such sales or issuances, could depress the trading price of the LP Units, Preferred LP Units or Exchangeable Shares;

•
the incurrence of debt at multiple levels within our organizational structure;

•
being deemed an “investment company” under the U.S. Investment Company Act of 1940, as amended;

•
the effectiveness of our internal controls over financial reporting;

•
our dependence on Brookfield and Brookfield’s significant influence over us;

•
the departure of some or all of Brookfield’s key professionals;

•
our lack of independent means of generating revenue;

•
changes in how Brookfield elects to hold its ownership interests in Brookfield Renewable;

•
Brookfield acting in a way that is not in the best interests of Brookfield Renewable or those of its unitholders;

•
broader impact of climate change;

•
failure of our systems technology;

•
involvement in litigation and other disputes, and governmental and regulatory investigations;

•
any changes in the market price of the Units or securities exchangeable into LP Units;

•
and the redemption of the Exchangeable Shares by BEPC at any time or upon notice from the holder of BEPC class B shares; and

•
other factors described in the Annual Report, including those set forth under Item 3.D “Risk Factors”, Item 4.B “Business Overview” and Item 5.A “Operating Results”.

We caution that the foregoing list of summary risk factors that may affect future results is not exhaustive. The forward-looking statements represent our views as of the date of this prospectus and the documents incorporated by reference herein and should not be relied upon as representing our views as of any subsequent date. While we anticipate that subsequent events and developments may cause our views to change, we disclaim any obligation to update or revise any forward-looking statements or information, other than as required by applicable law. For further information on these known and unknown risks, please see Item 3.D “Risk Factors” in this prospectus and the risk factors included under Item 3.D “Risk Factors” in the Annual Report and other risks and factors that are described therein.
The risk factors included in this prospectus and in the documents incorporated by reference could cause our actual results and our plans and strategies to vary from our forward-looking statements and information. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements and information might not occur. We qualify any and all of our forward-looking statements and information by these risk factors. Please keep this cautionary note in mind as you read this prospectus and the documents incorporated by reference.

SUMMARY
The Offer and Expected Timetable
The Partnership may sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) an indeterminate number of the Units. Further, selling unitholders may sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) an indeterminate number of LP Units. The actual per Unit price of the Units that the Partnership will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer (see “Plan of Distribution” below). NA HoldCo may sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) an indeterminate number of the Debt Securities. The actual price of the Debt Securities that NA HoldCo will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer (see “Plan of Distribution” below).
The LP Units are listed on the NYSE under the symbol “BEP” and the TSX under the symbol “BEP.UN”. We will provide information in the applicable prospectus supplement for the trading market, if any, for any Preferred LP Units or Debt Securities we may offer.
The Partnership
The Partnership is a Bermuda exempted limited partnership that was established on June 27, 2011 under the provisions of the Exempted Partnerships Act 1992 of Bermuda and the Limited Partnership Act 1883 of Bermuda. The Partnership’s head and registered office is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda, and the telephone number is +1 (441) 294-3309.
The Partnership invests in renewable assets directly, as well as with institutional partners, joint venture partners and in other arrangements. The Partnership’s portfolio consists of hydroelectric, wind, solar and storage facilities in North America, South America, Europe and Asia, and totals approximately 20,000 megawatts (“MW”) of installed capacity and an approximately 23,000 MW development pipeline, making it one of the largest pure-play public renewable companies in the world.
The Partnership holds an approximate 58% limited partnership interest in BRELP, a Bermuda exempted limited partnership registered under the Limited Partnership Act 1883 and the Exempted Partnerships Act 1992.
NA HoldCo and the Other Guarantors
NA HoldCo, LATAM HoldCo, Euro HoldCo and Canada SubCo are holding company subsidiaries of the Partnership that own operating subsidiaries of the Partnership. InvestCo is a subsidiary of the Partnership that has no significant assets or liabilities, no subsidiaries and no ongoing business operations of its own.
BRELP is a Bermuda exempted limited partnership that was established on June 29, 2011 under the provisions of the Exempted Partnerships Act 1992 of Bermuda and the Limited Partnership Act 1883 of Bermuda.
RISK FACTORS
An investment in the Securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risk factors incorporated by reference from the Annual Report, and the other information incorporated by reference in this prospectus, as updated by the Partnership’s subsequent filings with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act, which are incorporated herein by reference, and those described in the applicable prospectus supplement. For more information see “Caution Regarding Forward-Looking Information,” “Where You Can Find More Information” and “Documents Incorporated by Reference.”

SUPPLEMENTAL FINANCIAL INFORMATION
The information below is being provided pursuant to Rule 13-01 of Regulation S-X. The Partnership, BRELP, LATAM HoldCo, Euro HoldCo, InvestCo and Canada SubCo will fully and unconditionally guarantee the payment of principal, premium (if any), interest and certain other amounts by NA HoldCo under the Debt Securities. The following tables present summarized financial information for the following:
•
the Partnership;

•
NA HoldCo; and

•
BRELP, LATAM HoldCo, Euro HoldCo, InvestCo and Canada SubCo.

(in millions of US dollars)	Year Ended December 31, 2020
Statement of Income Data
Revenues(1)	$—
Gross profit	—
Dividend income from non-guarantor subsidiaries	436
Net income	410

(1)
Total revenues of the Partnership and its controlled subsidiaries for the year ended December 31, 2020 were $3,810 million.

Balance Sheet Data	December 31, 2020
Current assets*	$582
Total assets(1)**	1,958
Current liabilities***	6,544
Total liabilities****	6,758

(1)
Total assets of the Partnership and its controlled subsidiaries for the year ended December 31, 2020 were $49,722 million.

* Amount due from non-guarantor subsidiaries	$567
** Amount due from non-guarantor subsidiaries	1,856
*** Amount due to non-guarantor subsidiaries	6,048
**** Amount due to non-guarantor subsidiaries	6,049
REASON FOR THE OFFER AND USE OF PROCEEDS
Unless we state otherwise in the applicable prospectus supplement accompanying this prospectus, we expect to use the net proceeds of the sale of the Securities for general corporate purposes. The actual application of proceeds from the sale of any particular offering of the Securities covered by this prospectus will be described in the applicable prospectus supplement relating to the offering. We will not receive any proceeds from any sales of LP Units offered by a selling unitholder.
DESCRIPTION OF THE LP UNITS
The LP Units are non-voting limited partnership interests in the Partnership. The Partnership is authorized to issue an unlimited number of LP Units. As of March 31, 2021, there were 274,883,309 LP Units outstanding (or 469,371,248 LP Units assuming the exchange of all of the redeemable/exchangeable partnership units (the “RPUs”) of BRELP held by BAM and its subsidiaries (other than Brookfield Renewable) and 641,573,446 LP Units assuming the exchange of all of the outstanding RPUs and Exchangeable Shares). The RPUs are subject to a redemption-exchange mechanism pursuant to which LP Units may be issued in exchange for RPUs on a one for one basis. The LP Units are listed on the NYSE under the symbol “BEP” and on the TSX under the symbol “BEP.UN”.

For more detailed information on the LP Units and the limited partnership agreement of the Partnership, see “Item 10.B — Memorandum and Articles of Association — Description of our LP units, Preferred Units and the Amended and Restated Limited Partnership Agreement of BEP” in the Partnership’s Annual Report and the other information incorporated by reference in this prospectus, as updated by the Partnership’s subsequent filings with the SEC that are incorporated herein by reference. Any material U.S. and Canadian federal income tax considerations related to the LP Units will be described in a prospectus supplement.
Withdrawal and Return of Capital Contributions
Holders of the LP Units are not entitled to the withdrawal or return of capital contributions in respect of LP Units, except to the extent, if any, that distributions are made to such holders pursuant to the limited partnership agreement or upon the liquidation of the Partnership as described in the Annual Report or as otherwise required by applicable law.
Priority
Except to the extent expressly provided in the limited partnership agreement, a holder of LP Units will not have priority over any other holder of the LP Units, either as to the return of capital contributions or as to profits, losses or distributions.
No Pre-emptive and Redemption Rights
Unless otherwise determined by Brookfield Renewable Partners Limited, the general partner of the Partnership (the “General Partner”), in its sole discretion, holders of LP Units will not be granted any pre-emptive or other similar right to acquire additional interests in the Partnership. In addition, holders of the LP Units do not have any right to have their LP Units redeemed by the Partnership.
No Management or Control
The Partnership’s limited partners, in their capacities as such, may not take part in the management or control of the activities and affairs of the Partnership and do not have any right or authority to act for or to bind the Partnership or to take part or interfere in the conduct or management of the Partnership. Limited partners are not entitled to vote on matters relating to the Partnership, although holders of the LP Units are entitled to consent to certain matters as described in the limited partnership agreement of the Partnership which may be effected only with the consent of the holders of the percentages of outstanding LP Units specified in the partnership agreement. Each LP Unit shall entitle the holder thereof to one vote for the purposes of any approvals of holders of LP Units.
DESCRIPTION OF PREFERRED LIMITED PARTNERSHIP UNITS
The material terms of any class or series of Preferred LP Units that we offer, together with any material U.S. and Canadian federal income tax considerations relating to such Preferred LP Units, will be described in a prospectus supplement.
The Partnership’s limited partnership agreement authorizes it to establish one or more classes, or one or more series of any such classes of Preferred LP Units with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Preferred LP Units), as shall be fixed by the General Partner, in its sole discretion, including: (i) the right to share in our profits and losses or items thereof; (ii) the right to share in our distributions; (iii) rights upon the dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, we may or shall be required to redeem the Preferred LP Units (including sinking fund provisions); (v) whether such Preferred LP Units are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Preferred LP Unit will be issued, evidenced by certificates, and assigned or transferred; and (vii) the requirement, if any, of each holder of Preferred LP Units to consent to certain partnership matters.
As of March 31, 2021, the Partnership had outstanding 2,885,496 class A preferred units (series 5), 7,000,000 class A preferred units (series 7), 8,000,000 class A preferred units (series 9), 10,000,000 class A preferred units (series 11), 10,000,000 class A preferred units (series 13), 7,000,000 class A preferred units (series 15) and 8,000,000 class A preferred units (series 17).
The issuance of Preferred LP Units may have the effect of discouraging, delaying or preventing a change of control of the Partnership. The issuance of Preferred LP Units with voting and conversion rights may adversely affect the voting power of the holders of our LP Units.
DESCRIPTION OF DEBT SECURITIES
The following description sets forth certain general terms and provisions of the Debt Securities. The particular terms and provisions of the series of Debt Securities offered by a prospectus supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in such prospectus supplement.
The Debt Securities will be issued under an indenture (the “Indenture”) to be entered into among NA HoldCo, as the issuer (the “Issuer”), the Partnership, BRELP, LATAM HoldCo, Euro HoldCo, InvestCo and Canada SubCo, each as a guarantor, the additional guarantors from time to time party thereto (collectively, and together with the Partnership, for purposes of this “Description of Debt Securities” and as used in the Indenture, the “Guarantors”), and Computershare Trust Company, N.A., as trustee (the “Trustee”), or such other trustees named in the Indenture. The Partnership will fully and unconditionally guarantee the Debt Securities as a Guarantor under the Indenture. The Guarantors will also include each of BRELP, LATAM HoldCo, Euro HoldCo, InvestCo and Canada SubCo. The Debt Securities may be issued under one or more indentures supplemental to the Indenture as we and the applicable Trustee(s) may enter into in the future. Any such supplemental indentures under which any Debt Securities are issued will be specified in the applicable prospectus supplement.
The Indenture is subject to the U.S. Trust Indenture Act of 1939. A form of the Indenture has been filed with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement. The Indenture will also be available on SEDAR profile at www.sedar.com.
The following statements with respect to the Indenture and the Debt Securities to be issued thereunder are brief summaries of certain provisions of the Indenture and do not purport to be complete; such statements are subject to the detailed referenced provisions of the Indenture, including the definition of capitalized terms used under this caption. Wherever a particular section or defined term of the Indenture is referred to, the statement is qualified in its entirety by such section or term. References to the “Issuer” refer to NA HoldCo as issuer under the Indenture.
General
The Indenture does not limit the aggregate principal amount of Debt Securities (which may include debentures, notes and other evidences of indebtedness) which may be issued thereunder, and Debt Securities may be issued under the Indenture from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies. Special Canadian and United States federal income tax considerations applicable to any Debt Securities so denominated will be described in the prospectus supplement relating thereto. Unless otherwise indicated in the applicable prospectus supplement, the Indenture permits the Issuer to increase the principal amount of any series of Debt Securities previously issued by it and to issue such increased principal amount.
All Debt Securities will be fully and unconditionally guaranteed by the Partnership, and fully guaranteed by BRELP, LATAM HoldCo, Euro HoldCo, InvestCo and Canada SubCo, and may also be guaranteed by additional Guarantors, in each case subject to customary release provisions applicable to BRELP, LATAM HoldCo, Euro HoldCo, InvestCo, Canada SubCo, and any such other Guarantors.
The applicable prospectus supplement will set forth the following terms relating to the particular offered Debt Securities: (1) the specific designation of the offered Debt Securities and the indenture under which they are issued; (2) any limit on the aggregate principal amount of the offered Debt Securities; (3) the date or dates, if any, on which the offered Debt Securities will mature and the portion (if less than all of the principal amount) of the offered Debt Securities to be payable upon declaration of acceleration of maturity; (4) the rate or rates per annum (which may be fixed or variable) at which the offered Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the regular record dates for any interest payable on the offered Debt Securities which are in registered form (“Registered Debt Securities”); (5) any mandatory or optional redemption or sinking fund provisions, including the period or periods within which the price or prices at which and the terms and conditions upon which the offered Debt Securities may be redeemed or purchased at the option of the Issuer or otherwise; (6) whether the offered Debt Securities will be issuable in registered form or bearer form or both and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the offered Debt Securities in bearer form and as to exchanges between registered and bearer form; (7) whether the offered Debt Securities will be issuable in the form of one or more registered global securities (“Registered Global Securities”) and, if so, the identity of the depositary for such Registered Global Securities; (8) the denominations in which any of the offered Debt Securities will be issuable if in other than denominations of $1,000 and any multiple thereof; (9) each office or agency where the principal of, and any premium and interest on, the offered Debt Securities will be payable and each office or agency where the offered Debt Securities may be presented for registration of transfer or exchange; (10) if other than U.S. dollars, the foreign currency or the units based on or relating to foreign currencies in which the offered Debt Securities are denominated and/or in which the payment of the principal of, and any premium and interest on, the offered Debt Securities will or may be payable; (11) any applicable terms or conditions related to the addition of any co-obligor or additional Guarantor in respect of any or all series of Debt Securities; and (12) any other terms of the offered Debt Securities, including any applicable subordination provisions, exchange or conversion terms, covenants and additional Events of Default. Special Canadian and United States federal income tax considerations applicable to the offered Debt Securities, the amount of principal thereof and any premium and interest thereon will be described in the prospectus supplement relating thereto. Unless otherwise indicated in the applicable prospectus supplement, the Indenture will not afford the Holders the right to tender Debt Securities to the Issuer for repurchase, or provides for any increase in the rate or rates of interest per annum at which the Debt Securities will bear interest, in the event the Issuer or any Guarantor should become involved in a highly leveraged transaction or in the event of a change in control of the Issuer or any Guarantor.
Debt Securities may be issued bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, to be offered and sold at a discount below their stated principal amount. The Canadian and United States federal income tax consequences and other special considerations applicable to any such discounted Debt Securities or other Debt Securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or United States federal income tax purposes will be described in the prospectus supplement relating thereto.
The Debt Securities will be direct obligations of the Issuer and will be senior or subordinated, as applicable, indebtedness of the Issuer as described in the applicable prospectus supplement.
Each Guarantor’s guarantee of the Debt Securities will be unsecured senior or subordinated, as applicable, indebtedness of each such Guarantor as described in the applicable prospectus supplement.
Unless otherwise specified in a prospectus supplement, the Debt Securities and the guarantees thereof will be unsecured obligations. The Debt Securities and the guarantees by the Guarantors will be effectively subordinated to any secured indebtedness of the Issuer and the Guarantors to the extent of the value of the assets securing such indebtedness. The guarantees by the Guarantors of the Debt Securities will guarantee the due and punctual payment of the principal of, premium, if any, and interest on the Debt Securities issued by the Issuer, when and as the same shall become due and payable, whether at maturity, upon redemption, by acceleration or otherwise.
Form, Denomination, Exchange and Transfer
Unless otherwise indicated in the applicable prospectus supplement, Debt Securities will be issued only in fully registered form without coupons and in denominations of $1,000 or any integral multiple thereof. Debt Securities may be presented for exchange and Registered Debt Securities may be presented for registration of transfer in the manner, at the places and, subject to the restrictions set forth in the Indenture and in the applicable prospectus supplement, without service charge, but upon payment of any taxes or the governmental charges due in connection therewith. The Issuer will appoint, as applicable, the Trustee as security registrar under the Indenture.

Payment
Unless otherwise indicated in the applicable prospectus supplement, payment of the principal of, and any premium and interest on, Registered Debt Securities (other than a Registered Global Security) will be made at the office or agency of the Trustee, in its capacity as paying agent, in New York, New York or Toronto, Ontario, except that, at the option of the Issuer, payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto at such address as shall appear in the applicable security register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the applicable security register. Unless otherwise indicated in the applicable prospectus supplement, payment of any interest due on Registered Debt Securities will be made to the Persons in whose name such Registered Debt Securities are registered at the close of business on the regular record date for such interest payment.
Registered Global Securities
The Registered Debt Securities of a particular series may be issued in the form of one or more Registered Global Securities which will be registered in the name of, and deposited with, one or more Depositaries or nominees, each of which will be identified in the prospectus supplement relating to such series. Unless and until exchanged, in whole or in part, for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the depositary for such Registered Global Security to a nominee of such depositary, by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.
The specific terms of the depositary arrangement with respect to any portion of a particular series of Debt Securities to be represented by a Registered Global Security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.
Upon the issuance of a Registered Global Security, the depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of such persons having accounts with such depositary or its nominee (“participants”) as shall be designated by the underwriters, investment dealers or agents participating in the distribution of such Debt Securities or by the Issuer if such Debt Securities are offered and sold directly by the Issuer. Ownership of beneficial interests in a Registered Global Security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a Registered Global Security will be shown on, and the transfer of such ownership will be effected only through, records maintained by the depositary therefor or its nominee (with respect to beneficial interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states in the United States require certain purchasers of securities to take physical delivery thereof in definitive form. Such depositary arrangements and such laws may impair the ability to transfer beneficial interests in a Registered Global Security.
So long as the depositary for a Registered Global Security or its nominee is the registered owner thereof, such depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Registered Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Registered Global Security will not be entitled to have Debt Securities of the series represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or Holders thereof under the Indenture.
Principal, premium, if any, and interest payments on a Registered Global Security registered in the name of a depositary or its nominee will be made to such depositary or nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Issuer or Trustee or any paying agent for Debt Securities of the series represented by such Registered Global Security will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that the depositary for a Registered Global Security or its nominee, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a Registered Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”, and will be the responsibility of such participants.
No Registered Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Registered Global Security in whole or in part may be registered, in the name of any Person other than the depositary for such Registered Global Security or a nominee thereof unless (A) such depositary (i) has notified the Issuer that it is unwilling or unable to continue as depositary for such Registered Global Security or (ii) has ceased to be a clearing agency registered under the Exchange Act, and a successor securities depositary is not obtained, (B) there shall have occurred and be continuing an Event of Default with respect to such Registered Global Security, (C) the Issuer determines, in its sole discretion, that the Securities of such series shall no longer be represented by such Registered Global Security and executes and delivers to the Trustee the Issuer order that such Registered Global Security shall be so exchangeable and the transfer thereof so registerable or (D) there shall exist such circumstances, if any, in addition to or in lieu of the foregoing as have been specified for this purpose as contemplated in the Indenture.
Events of Default
Unless otherwise indicated in any prospectus supplement, the Indenture will provide that the following will constitute an event of default (the “Events of Default”) under the Indenture with respect to Debt Securities of any series issued by the Issuer: (a) failure to pay principal of, or any premium on, any Debt Security of that series when due at maturity; (b) failure to pay any interest on any Debt Securities of that series when due, which failure continues for 30 days; (c) failure of the Issuer and/or any Guarantor in respect of the Debt Securities of that series to perform, as applicable, any other covenant in the Indenture (other than a covenant included in such indentures solely for the benefit of a series other than that series), which failure continues for 60 days after written notice has been given by the respective Trustee or the Holders of at least 25% in aggregate principal amount of outstanding securities of that series, as provided in the Indenture; (d) certain events of bankruptcy, insolvency or reorganization affecting the Issuer and the Partnership; and (e) any other Events of Default provided with respect to the Debt Securities of such series, as described in the applicable prospectus supplement.
If an Event of Default (other than an Event of Default related to certain events of bankruptcy, insolvency or reorganization affecting the Partnership and the Issuer) with respect to the Debt Securities of any series at the time outstanding shall occur and be continuing either the applicable Trustee(s) or the Holders of at least 25% in aggregate principal amount of outstanding securities of that series by notice, as provided in the Indenture, may declare the principal amount of the Debt Securities of that series to be due and payable immediately. If an Event of Default related to certain events of bankruptcy, insolvency or reorganization affecting the Partnership or the Issuer occurs with respect to the Debt Securities of any series at the time outstanding, the principal amount of all the Debt Securities of that series will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see “— Modification and Waiver” below.
The Indenture will provide that the applicable Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the applicable Holders, unless such Holders shall have offered to such Trustee(s) indemnity. Subject to such provisions for the indemnification of the particular Trustee, the Holders of a majority in aggregate principal amount of the outstanding securities of any series issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee(s) or exercising any trust or power conferred on such Trustee(s) with respect to the Debt Securities of that series.

No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the applicable Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (ii) the Holders of at least 25% in aggregate principal amount of the outstanding securities of that series, in the case of an Event of Default (other than an Event of Default related to certain events of bankruptcy, insolvency or reorganization affecting the Partnership and the Issuer), or, in the case of any Event of Default related to certain events of bankruptcy, insolvency or reorganization affecting the Partnership or the Issuer occurs with respect to the Debt Securities of any series at the time outstanding, the Holders of not less than 25% in aggregate principal amount of all outstanding Debt Securities, have made a written request, and such Holder or Holders have offered reasonable indemnity, and (iii) the applicable Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the outstanding securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of, or of any premium or interest on, such Debt Security on or after the applicable due date specified in such Debt Security.
The Issuer will be required under the Indenture to furnish to the Trustee a quarterly statement by certain of its officers as to whether or not any of the Issuer and/or the Guarantor(s), as applicable, to the Issuer’s knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults.
Defeasance
The Indenture provides that, at the option of the Issuer, the Issuer will be discharged from any and all obligations in respect of any outstanding Debt Securities upon irrevocable deposit with the applicable Trustee(s), in trust, of money and/or Government Obligations which will provide money, not later than one day before the due date of any payment, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of or premium, if any, and, except in the case of any Debt Securities that do not provide for a fixed maturity date, each instalment of interest, if any, on such outstanding Debt Securities (“Defeasance”). Such trust may only be established if certain customary conditions precedent are satisfied, including, among other things, confirmation that Holders will not recognize gain or loss for U.S. federal income tax purposes as a result of such Defeasance. The Issuer may exercise its Defeasance option notwithstanding its prior exercise of its Covenant Defeasance (as defined below) option described in the following paragraph if the Issuer meets the conditions precedent at the time the Issuer exercises the Defeasance option. Upon the completion of any Defeasance in respect of any securities, each Guarantor in respect of such series of Debt Securities shall be deemed to have been unconditionally and irrevocably released from all obligations under this Indenture in respect of such Debt Securities, without the need for any notice, document or action.
The Indenture provides that, at the option of the Issuer, unless and until the Issuer has exercised its Defeasance option described in the preceding paragraph, the Issuer may omit to comply with certain restrictive covenants and such omission shall not be deemed to be an Event of Default under the Indenture and the outstanding securities upon irrevocable deposit with the applicable Trustee, in trust, of money and/or Government Obligations which will provide money, not later than one day before the due date of any payment, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of and premium, if any, and each instalment of interest, if any, on the outstanding securities of the Issuer (“Covenant Defeasance”). In the event the Issuer exercises its Covenant Defeasance option, (i) the obligations under the Indenture (other than with respect to such covenants and the Events of Default other than the Events of Default relating to such covenants above) shall remain in full force and effect and (ii) each Guarantor (other than the Partnership) in respect of such series of Debt Securities shall be released from all of its obligations under the Indenture. Such trust may only be established if certain customary conditions precedent are satisfied, including, among other things, confirmation that Holders will not recognize gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance.

Modification and Waiver
Modifications and amendments of an Indenture in respect of one or more series of Debt Securities may be made by the Partnership, the Issuer, the other applicable Guarantors and the applicable Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series affected by such modification(s) or amendment(s); provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby (a) change the stated maturity of the principal of, or any instalment of interest on, any outstanding Debt Security, (b) reduce the principal amount of (or the premium), or interest on, any outstanding Debt Security, (c) reduce the amount of the principal of any outstanding Debt Security payable upon the acceleration of the maturity thereof, (d) change the place or currency of payment of principal of (or the premium), or interest on, any outstanding Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any outstanding Debt Security, (f) reduce the above-stated percentage of outstanding Debt Securities necessary to modify or amend the Indenture, (g) reduce the percentage of aggregate principal amount of outstanding securities necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (h) modify any provisions of the Indenture relating to the modification and amendment or the waiver of past defaults or covenants or (i) release the Partnership from its guarantee under the Indenture.
The Indenture will provide that the Issuer, the Partnership and the other Guarantors from time to time party thereto may modify and amend the Indenture in respect of one or more series of Debt Securities without the consent of any Holder of such Debt Securities for any of the following purposes: (a) to add limitations or restrictions to be observed upon the amount or issue of Debt Securities under the Indenture, provided that such limitations or restrictions shall not be materially adverse to the interests of Holders; (b) to evidence the succession of another person to the Issuer or any Guarantor, as applicable, and the assumption by any such successor of the covenants of the Issuer or any Guarantor, as applicable, under the Indenture and in respect of such Debt Securities; (c) to evidence the addition of a co-obligor or Guarantor in respect of any or all series of the Debt Securities under the Indenture, as may be permitted in accordance with the terms of such Debt Securities; (d) to add to the covenants of the Issuer or any Guarantor, as applicable, for the benefit of the Holders of any series of Debt Securities (and if such covenants are to be for the benefit of less than all series of Debt Securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power in the Indenture conferred upon the Issuer or any Guarantor, as applicable; (e) to add any additional Events of Default for the benefit of the Holders of all or any series of Debt Securities (and if such additional Events of Default are to be for the benefit of less than all series of Debt Securities, stating that such additional Events of Default are expressly being included solely for the benefit of such series); (f) to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Debt Securities, provided that any such addition, change or elimination (i) shall neither (A) apply to any Debt Security of any series created prior to the execution of the applicable supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the Holder of any such Debt Security with respect to such provision or (ii) shall become effective only when there is no such Debt Security outstanding; (g) to secure the Debt Securities pursuant to the requirements of any provision in the Indenture or any indenture supplemental thereto or otherwise; (h) to establish the form or terms of Debt Securities of any series as permitted under the Indenture and, if required, to provide for the appointment of any additional trustees and/or other agents; (i) to evidence and provide for the acceptance of appointment under such Indenture by a successor trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions in such Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee, pursuant to the requirements of such Indenture; (j) to add to or change any of the provisions of such Indenture to such extent as shall be necessary to permit or facilitate the issuance of Debt Securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Debt Securities in uncertificated form; (k) to comply with any requirements of applicable Trust Indenture Laws, including without limitation in connection with qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act; (l) to make any other changes in the provisions of the Indenture which the Issuer may deem necessary or desirable provided that such amendment does not adversely impact the interests of Holders of Debt Securities of any series in any material adverse respect; or

(m) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising thereunder.
The Holders of a majority in aggregate principal amount of the outstanding securities of any series of Debt Securities, on behalf of all Holders of outstanding securities of such series, may waive compliance by the Issuer with certain restrictive provisions of the Indenture. Subject to certain rights of the particular Trustee, as provided in the Indenture, the Holders of a majority in aggregate principal amount of the outstanding securities of one or more series of Debt Securities issued under the Indenture, on behalf of all Holders of outstanding securities of such series, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or in respect of a covenant or provision of the Indenture which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of such series affected.
Consent to Jurisdiction and Service under Indenture
The Indenture will provide, that the Issuer and the Guarantors irrevocably appoint Brookfield Power US Holding America Co., located at 200 Liberty Street, 14th Floor, New York, New York 10281, as their agent for service of process in any suit, action or proceeding arising out of or relating to the Indenture and the Debt Securities and for actions brought under federal or state securities laws brought in any federal or state court located in the Borough of Manhattan in the City of New York and submit to such jurisdiction.
Enforceability of Judgments
Since a substantial portion of the Issuer’s, the Partnership’s and any other Guarantors’ assets are or may be outside the United States, any judgment obtained in the United States against the Issuer, the Partnership and such Guarantors, including any judgment with respect to the payment of interest and principal on the Debt Securities or in respect of the guarantees of the Guarantors, may not be collectible within the United States.
Governing Law
The Indenture, Debt Securities and the rights, powers, duties or responsibility of the Trustee will be governed by the laws of the State of New York.
The Trustee
Computershare Trust Company, N.A. is expected to be the Trustee under the Indenture.
Certain Definitions
Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of each such term, as well as any other terms used herein for which no definition is provided.
“affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” having meanings correlative to the foregoing.
“Capital Stock” of any Person means any and all shares, units, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests whether general or limited, of such Person.
“Government Obligation” means (x) any security which is (i) a direct obligation of the government which issued the currency, or a direct obligation of the Government of Canada issued in such currency, in which the Debt Securities of a particular series are denominated for the payment of which its full faith and credit is pledged or (ii) obligations of a Person the payment of which is unconditionally guaranteed as its full faith and credit obligation by such government which, in the case of either subclause (i) or (ii) of this clause (x), is not callable or redeemable at the option of the issuer thereof and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act or in the Bank Act (Canada), as custodian with respect to any Government Obligation which is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.
“Holder” means a Person in whose name a Security is registered in the applicable security register.
“Person” means any individual, corporation, partnership, joint venture, association, company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Subsidiary” of any Person means a corporation, partnership, limited partnership, trust or other entity 50% or more of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof.
“Trust Indenture Act” or “TIA” means the U.S. Trust Indenture Act of 1939 as in force at the date as of which this instrument was executed; provided, however, that in the event the U.S. Trust Indenture Act of 1939 is amended after such date, “Trust Indenture Act” or “TIA” means, to the extent required by any such amendment, the U.S. Trust Indenture Act of 1939 as so amended.
“Trust Indenture Laws” means the Trust Indenture Act and regulations thereunder, together with any other applicable trust indenture laws, rules or regulations relating to trust indentures and to the rights, duties, and obligations of trustees under trust indentures and of corporations issuing debt obligations under trust indentures to the extent that such provisions are at such time in force and applicable to this Indenture.

PLAN OF DISTRIBUTION
New Issues
The Partnership and/or NA HoldCo may sell Securities to or through underwriters or dealers. The distribution of Securities may be effected from time to time in one or more transactions at a negotiated fixed price or prices, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices. In connection with the sale of Securities, underwriters may receive compensation from the Partnership or NA HoldCo or from purchasers of Securities for whom they may act as agents in the form of concessions or commissions.
Each prospectus supplement relating to Securities will also set forth the terms of the offering of Securities, including the names of any underwriters or agents, the purchase price or prices of the offered Securities, the offering price, the proceeds to the Partnership or NA HoldCo from the sale of the offered Securities, the underwriting discounts and commissions and any discounts, commissions and concessions allowed or reallowed or paid by any underwriter to other dealers.
Under agreements which may be entered into by the Partnership, NA HoldCo, and/or the other Guarantors, underwriters and dealers who participate in the distribution of Securities may be entitled to indemnification by the Partnership, NA HoldCo, and/or the other Guarantors against certain liabilities, including liabilities under securities legislation in several of the provinces and territories of Canada and in the United States, or to contribution with respect to payments which those underwriters or dealers may be required to make in respect thereof. Those underwriters and dealers may be customers of, engage in transactions with, or perform services for, Brookfield Renewable in the ordinary course of business.
The Securities (other than a secondary offering as detailed below) will be a new issue of securities. Certain broker-dealers may make a market in the Securities but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Securities or as to the liquidity of the trading market for the Securities.
In connection with any underwritten offering of Securities, the underwriters or dealers may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.
Secondary Offerings
This prospectus may also, from time to time, relate to an underwritten offering by one or more selling unitholders of its or their LP Units. Selling unitholder(s) may sell all or a portion of the LP Units beneficially owned by them and offered from time to time directly or through one or more underwriters or dealers. Unless otherwise specified in a prospectus supplement, the selling unitholder(s) will be responsible for underwriting discounts or commissions or agent’s commissions. The selling unitholder(s) may sell its or their LP Units in one or more transactions at negotiated fixed prices, at prevailing market prices at the time of the sale, or at varying prices determined at the time of sale. These sales may be effected in transactions which may be structured as block trades or using any other method permitted pursuant to applicable laws, rules and regulations, as described in the applicable prospectus supplement.
Underwriters or dealers may receive commissions in the form of discounts, concessions or commissions from the selling unitholder(s). In connection with sales of its LP Units or otherwise, selling unitholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the LP Units in the course of hedging in positions they assume. The selling unitholder(s) may also sell its or their LP Units short and deliver LP Units covered by this prospectus to close out short positions and to return borrowed securities in connection with such short sales. The selling unitholder(s) may also loan or pledge the LP Units to broker-dealers that in turn may sell such LP Units.

SELLING UNITHOLDERS
Information about selling unitholders, where applicable, will be set forth in a prospectus supplement, in an amendment to the Registration Statement, or in filings the Partnership makes with the SEC under the Exchange Act and incorporated by reference.
SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES
The Partnership is organized under the laws of Bermuda. A substantial portion of the Partnership’s assets may be located outside of Canada and the United States and certain of the directors of the General Partner, as well as certain of the experts named in this prospectus, may be residents of jurisdictions outside of Canada and the United States. However, it may be difficult for investors to effect service of process within Ontario or elsewhere in Canada or the United States upon those directors of the General Partner and experts who are not residents of Canada or the United States. Furthermore, it may be difficult to realize upon or enforce in Canada or the United States any judgment of a court of Canada or the United States against the Partnership, the directors of the General Partner or the experts named in this prospectus since a substantial portion of the Partnership’s assets and the assets of such persons may be located outside of Canada and the United States.
The ability to effect service of process and the enforcement by investors of civil liabilities under the U.S. federal securities laws may be affected adversely by the fact that NA HoldCo and Canada SubCo are incorporated under the laws of the Province of Ontario, that some or all of their officers and directors may be residents of Canada, that some or all of the underwriters or experts named in the registration statement may be residents of Canada and that all or a substantial portion of the assets of NA HoldCo and Canada SubCo and such persons may be located outside the United States.
The Partnership, BRELP and the Bermuda Corporations (as defined below) have been advised by counsel that there is no treaty in force between Canada and Bermuda or the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a Canadian or U.S. judgment would be capable of being the subject of enforcement proceedings in Bermuda against the Partnership, the Bermuda Corporations (as defined below), the directors of the General Partner, the directors of BRP Bermuda GP Limited (together, the “Bermuda Entities”) or the experts named in this prospectus depends on whether the Canadian or U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over the Bermuda Entities or the experts named in this prospectus, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would issue a final and conclusive judgment in personam in respect of a judgment obtained in a Canadian or U.S. court pursuant to which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty). The courts of Bermuda would give a judgment based on such a judgment as long as (i) the Canadian or U.S. court had proper jurisdiction over the parties subject to the Canadian or U.S. judgment; (ii) the Canadian or U.S. court did not contravene the rules of natural justice of Bermuda; (iii) the Canadian or U.S. judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of Bermuda; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the Canadian or U.S. judgment by the courts of Bermuda; and (vi) there is due compliance with the correct procedures under the laws of Bermuda.
In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of Canadian or U.S. federal securities laws that is either penal in nature or contrary to public policy. It is the advice of the Bermuda Entities’ Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Bermuda. Specified remedies available under the laws of Canadian or U.S. jurisdictions, including specified remedies under Canadian securities laws or U.S. federal securities laws, would not likely be available under Bermuda law or enforceable in a Bermuda court, as, among other reasons, they may be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against the Bermuda Entities or the experts named in this prospectus in the first instance for a violation of Canadian securities laws or U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.

LEGAL MATTERS
Unless otherwise specified in any applicable prospectus supplement, certain legal matters in connection with the Securities offered under this prospectus will be passed upon by Torys LLP, Toronto, Canada and New York, New York, with respect to U.S. and Canadian legal matters, and by Appleby (Bermuda) Limited, with respect to Bermuda legal matters.
EXPERTS
The consolidated financial statements of the Partnership, incorporated in this prospectus by reference from the Partnership’s Annual Report, and the effectiveness of the Partnership’s internal control over financial reporting, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The offices of Ernst & Young LLP are located at Ernst & Young Tower, 100 Adelaide Street West, Toronto, ON M5H 0B3.
EXPENSES
The following are the estimated expenses of the offering of the securities being registered under the Registration Statement, all of which will be paid by the Partnership.
SEC registration fees	$	*
NYSE supplemental listing fees		**
Trustee and transfer agent fees		**
Printing costs		**
Legal fees and expenses		**
Accounting fees and expenses		**
Miscellaneous		**
Total	$	**

*
We are registering an indeterminate amount of securities under the Registration Statement and in accordance with Rules 456(b) and 457(r), we are deferring payment of all of the registration fee.

**
The applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities.

8,200,000 Limited Partnership Units
$248,870,000
Brookfield Renewable Partners L.P.

Prospectus Supplement
June 13, 2023

Joint Book-Running Managers
Scotiabank	BMO Capital Markets	TD Securities
CIBC Capital Markets	RBC Capital Markets